UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
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Securities Exchange Act of 1934
(Amendment No. )

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Waters Corporation
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April 12, 2024

Dear Shareholders,

As more new therapeutics and novel modalities are developed, sensitivity requirements for PFAS and impurity testing in food and the environment escalate, and the mandate for safe and renewable energy grows, the need for Waters’ analytical instruments, software, and consumables continues to increase globally. Despite some significant market headwinds, we are pleased with the progress we made in 2023. We delivered strong operational results, successfully completed the acquisition of Wyatt Technology LLC and expanded our work in high-growth adjacent markets. These results were enabled by our employees’ relentless focus on execution and innovation to address our customers’ most critical needs.

In anticipation of these market shifts, the Waters Board has evolved to ensure we have the right skills to help guide the Company’s continued success. Demonstrating our commitment to active refreshment and adding the right expertise and diversity of experience to support our transformation, six of our nine directors have joined since 2020.

Recent Board priorities and successes include:

•	In 2023, we appointed Rick Fearon to the Board who brings strong international business and financial experience, important for advancing the Company’s strategic priorities.

•

Waters has announced its commitment to the Science Based Targets Initiative to build on its progress and develop further emissions reduction targets. This commitment is an important step to advance the Company’s existing climate and environmental goals and it aligns with customers’ sustainability priorities.

•

The Board was honored to be recognized for its knowledge, leadership and governance as the 2024 Public Company Board of the Year by the National Association of Corporate Directors New England Chapter. We appreciate the recognition of our commitment to serving our company with strategic guidance and diversity of expertise and perspective.

Thank you, on behalf of the entire Board, for your investment in Waters and engagement with our company. We are committed to delivering profitable and sustainable growth – and deeply value your continued input to achieve these objectives. We appreciate your voting support on the matters in this proxy statement.

Sincerely,

Dr. Flemming Ornskov, M.D., M.P.H. Chair of the Board of Waters Corporation

April 12, 2024

Dear Shareholders,

Thank you for being a part of our journey. This past year, we maintained strong commercial execution, introduced innovative new products, and made substantial progress in our higher growth adjacent markets. I would like to extend my sincere appreciation to our dedicated employees who strengthened the company with their indomitable spirit and collaboration.

We focused on strong operational excellence to finish 2023 with a solid performance despite diminished Biotech funding, slowed capital spending, increased geopolitical tensions, and a weakened economy in China. Waters revenue growth declined 0.5% and 2%i on an organic constant currency basis in 2023, with an adjusted operating margin of 30.9%i. Waters shareholders experienced above-average total shareholder returns with a 4% decline in Waters TSR for the year, outpacing the peer average and leading among those with a higher instrument revenue mix. We launched several innovative products to address the needs of our customers across our portfolio of technologies. We also continue to be recognized for our environmental, social and governance efforts with industry accolades. We received another top score on the Human Rights Campaign Corporate Equality Index and earned a spot on the Dow Jones Sustainability Index. We are proud that our Board was named 2024 “Public Company Board of the Year” by the National Association of Corporate Directors (NACD) New England Chapter.

At our core, we use science to improve human health and well-being. We relentlessly focus on solving problems that matter by bringing complementary capabilities and deep scientific expertise to our customers’ greatest challenges. From identifying PFAS in food and water to advancing early disease detection to ensuring safety and efficiency of energy storage, we strive to simplify the path to progress so that, together with our customers, we can accelerate the benefits of pioneering science.

Three years ago, we initiated a transformation with three primary goals:

1.	Strengthen Execution to deliver strong operational results

2.	Revitalize Innovation to renew our portfolio to address the needs of our customers

3.	Enter Higher-Growth Market Segments by investing organically and inorganically to strengthen our position in high-growth adjacencies

Since we started our transformation, we have been pleased with our continued strong commercial execution and progress on our commitments, which has resulted in a three-year organic constant currency revenue CAGR of 9%i through 2023.

We strengthened execution through strong operational performance as well as our commercial initiatives, in which we:

•	Replaced aged instruments, with only 25% remaining in the original dataset.

•	Increased service attachment rate by +550 basis points

•	Drove +20% increase in eCommerce adoption of our Chemistry columns

•	Doubled Increased revenues from contract organizations by approximately 10%

•	Increased our product vitality index +500 basis points from our revitalized portfolio

[i]

Unless otherwise noted, sales growth percentages are presented on an organic constant currency basis. Adjusted operating income margin percentages are presented on a non-GAAP basis. See the Company’s website for the GAAP to non-GAAP reconciliations for the year-over-year organic constant currency revenue and the adjusted operating income margin percentage.

We revitalized innovation and made significant strides to build upon Waters deep expertise in technology, science, and customer relationships over the past few years. We launched several new products in 2023, including Alliance™ iS HPLC System, Xevo™ TQ Absolute IVD System, Battery Cycler Microcalorimeter Solution, DynaPro™ ZetaStar™ Instrument, XBridge™ Premier GTx BEH™ SEC Columns, OligoWorks™ SPE Workflow and Kits, waters_connect™ System Monitoring, and Bioprocess Walk-Up Solutions.

Finally, we continued to invest and expand into adjacent, high-growth markets where our business model of solving problems in downstream, regulated applications can be deployed. For bioseparations and bioanalytical characterization, we made organic investments, launched new products, and deployed capital to M&A with our acquisition of Wyatt Technology LLC in May 2023. For diagnostics, we invested in our Clinical business and added workflows for specialty applications of mass spectrometry, which transformed related revenue growth from low to mid-single-digits to double-digits in the past several years. Finally, our focus on batteries is yielding strong results, with significant growth driven by new innovations for our battery customers; revenues from battery applications exceed 10 times 2019 levels.

As a result of our transformation over the past few years, we have made tremendous progress strengthening execution, revitalizing innovation, and executing our long-term strategy. As we look ahead, I am excited about the significant opportunities for growth as we continue to accelerate the benefits of pioneering science.

Thank you again for your trust in Waters.

Sincerely, Udit
Udit Batra, Ph.D. President and Chief Executive Officer

WATERS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 23, 2024

Time:	9:00 a.m., Eastern Time

Place:

The Annual Meeting (the “Annual Meeting”) of Waters Corporation (“Waters” or the “Company”) will be a virtual meeting held exclusively via the Internet. To attend, you must register at www.proxydocs.com/wat. After you register, you will receive instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions. You will not be able to attend the Annual Meeting in person.

Record Date:

March 25, 2024. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the Annual Meeting. For at least ten (10) days prior to the the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection upon request.

Items of Business:	1. To elect directors to serve for the ensuing year and until their successors are elected;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

3. To approve, by non-binding vote, executive compensation;

4. To amend the Company’s certificate of incorporation to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law; and

5. To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

Voting:

Your vote is extremely important regardless of the number of shares you own. Whether or not you expect to participate in the Annual Meeting, we urge you to vote promptly by telephone or Internet or by signing, dating, and returning a printed proxy card or voting instruction form, as applicable. If you participate in the Annual Meeting, you may vote your shares electronically during the Annual Meeting even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders

To be Held on May 23, 2024: The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at https://www.proxydocs.com/wat.

This Proxy Statement (the “Proxy Statement”) is being furnished by the Board of Directors (the “Board”) of
Waters Corporation (“Waters” or the “Company”) in connection with the Board’s solicitation of proxies (each a
“Proxy” and, collectively, the “Proxies”) for use at the 2024 Annual Meeting (the “Annual Meeting”).

We are making the Proxy Statement and the form of Proxy first available on or about April 12, 2024.

By order of the Board of Directors

Keeley A. Aleman

Senior Vice President, General Counsel and Secretary

Milford, Massachusetts

April 12, 2024

Certain of the statements in this Proxy Statement may contain “forward-looking” statements regarding future results and events. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “feels”, “believes”, “anticipates”, “plans”, “expects”, “intends”, “suggests”, “appears”, “estimates”, “projects” and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this Proxy Statement for a variety of reasons, including and without limitation, the factors discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”), as updated by the Company’s future filings with the Securities and Exchange Commission (the “SEC”). The forward-looking statements included in this Proxy Statement represent the Company’s estimates or views as of the date of this Proxy Statement and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this Proxy Statement. Except as required by law, the Company does not assume any obligation to update any forward-looking statements.

The Company is providing its website address in this Proxy Statement solely for the information of investors. The Company does not intend the address to be an active link or to otherwise incorporate the contents of the website, including any reports that are noted in this Proxy Statement as being posted on the website, into this Proxy Statement or into any of our other filings with the SEC.

About Waters Corporation

We ensure the efficacy of the medicines we take, the safety of the food we eat and the water we drink, and the quality of the products we use every day.

Together with our customers, in labs around the world, we deliver scientific insights to improve human health and well-being, helping to leave the world better than we found it.

$3.0B
Revenue

7,900
Employees

15
Manufacturing Facilities

9%
R&D spend as a % of non-service revenue

Above data is as of 12/31/23

Waters Portfolio select products shown

Liquid Chromatography

alliance iS
Arc HPLC
Acquity

Robust QA/QC with more precision and speed

100x increase in sensitivity for **biologics testing**

Mass Spectrometry

Xevo
Xevo

Characterize biologics by shape and mass

Enabling **large molecule QA/QC**

Greater detection of low abundance compounds like **PFAS**

TA Instruments

TA Instruments
Powder rheology accessory

Supporting new **battery testing** demand for electric vehicles

Precision Chemistry

MAXPEAK
PREMIER

17x faster, 12x more sensitive separation of **biologics and novel modalities**

Enterprise Informatics

waters_connect
MS Quan
CONFIRM SEQUENCE APP
INTACT MASS APP

Biologics testing, new food safety, and environmental applications

Wyatt Products

Waters | WYATT
MALS - Multi-angle light scattering
ZetaStar™ DLS/ELS/ SLS Dynamic, Electrophorectic, and Static Light scattering instrument

Essential tools for **assessing molecular size, weight for formulation and development**

PROPOSAL 1 — ELECTION OF DIRECTORS

WHO WE ARE

At Waters, we believe that tone for excellence and integrity is set at the top — with us, the Board. In this Proxy Statement, we highlight examples of our strong oversight actions and the exceptional stature, accomplishments, and diversity amongst our members.

Our diverse Board is comprised of Directors with extensive industry experience and a broad set of skills, attributes, and backgrounds critical to providing us with strategic and operational oversight. The Board has an active search to identify a female director candidate who will bring additive and complementary skills to the Board. The Company believes that the decision-making of the Board of Directors is enriched when multiple viewpoints contribute to the discussion of matters within its purview. Creating a Board with diverse membership is important to the Company and the Board is committed to this objective.

Director Diversity & Tenure and Committee Composition

Director Experience and Skills Matrix

BOARD SKILLS

EXECUTIVE LEADERSHIP

Experience serving in a senior leadership position in a major organization

IMPACT: Enables advisement, support, and oversight of the executive team

PUBLIC COMPANY BOARD

Experience serving as a public company director other than on the Company's board,

IMPACT: Contributes to good corporate governance practices

INDUSTRY

Experience in manufacturing operation and logistics

IMPACT: Provides valuable perspective and understanding of our business and strategy

SCIENCE / TECHNOLOGY

Expertise in the science or technology fields

IMPACT: Enables effective oversight of our innovation strategy, including the technical aspects of the strategy as well as our current and future product portfolio

GLOBAL

Experience working with multinational companies or in global markets, leading to a deep knowledge of operations and business strategy abroad and international supply chain management

IMPACT: Assists in understanding and acting to address the impact of global markets and events on our global activities

FINANCE / ACCOUNTING

Expertise in the finance function of an enterprise, resulting in knowledge of financial management, capital allocation, and financial reporting processes

IMPACT: Allows assessment of our financial performance and monitoring of the integrity of our financial reporting process

BUSINESS STRATEGY & OPERATIONS

Expertise in strategic planning and developing short-and-long-term business strategies and provision of operational knowledge related to our business

IMPACT: Allows for the assessment of our operating plan and business strategy

RISK MANAGEMENT & ESG

Experience in enterprise risk management overseeing, the identification and assessment of risks, including those related to cybersecurity, corporate responsibility, and sustainability (ESG)

IMPACT: Aids managing risk and ensuring the business remains responsible and sustainable in the long term

MERGERS & ACQUISITIONS

Experience in assessment, execution, and integration of potential acquisitions

IMPACT: Provides guidance relating to our strategic growth initiatives

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global analytical instrument provider.

Dr. Flemming Ornskov, M.D., M.P.H.

Chairman of the Board

Chief Executive Officer, Galderma

Independent Director since

2017

Age: 66

COMMITTEES

•  Nominating and Corporate Governance (Chair)

•  Compensation

Dr. Flemming Ornskov is currently CEO of Galderma (since 2019), a healthcare company focused on dermatology. He brings operational and medical knowledge along with extensive international, strategic planning and operational experience in the healthcare sector having an extensive career serving in senior leadership roles and on boards at a number of global pharmaceutical, biotechnology and healthcare companies.

ADDITIONAL EXPERIENCE

•   Chief Executive Officer and Board member, Shire plc (2013 – 2019)

•   Chief Marketing Officer and Global Head of Strategic Marketing for General & Specialty Medicine, Bayer AG (2010 – 2012)

•   Global President of Pharmaceuticals and OTC, Bausch & Lomb, Inc. (2008 – 2010)

•   Held roles of increasing responsibility at among others, Merck & Co. Inc. and Novartis AG

OTHER PUBLIC COMPANY BOARDS

•   None

FORMER (PAST 5 YEARS)

•   Karo Pharma AB n/k/a Karo Healthcare AB (STO: KARO) (2019 – 2022, when taken private)

•   Centogene NV (NSDQ: CNTG) (2019 – 2023)

•   Recordati S.p.A. (2019 – 2020)

EDUCATION

•   MD, University of Copenhagen Medical School

•   MPH, Harvard University School of Public Health

•   MBA, INSEAD

Linda Baddour Former Executive Vice President and Chief Financial Officer, PRA Health Sciences Independent Director since 2018 Age: 65 COMMITTEES • Audit & Finance (Chair)

Ms. Baddour is the former Executive Vice President and CFO of PRA Health Sciences (2007 – 2018).

She provides the Waters Board with significant accounting, finance and health care industry expertise, gained through her extensive experience as a senior financial executive across healthcare, life sciences, and pharmaceutical services and banking companies.

ADDITIONAL EXPERIENCE

•   Chief Financial Officer and Accounting Officer (2002 – 2007), Chief Accounting Officer (1997 – 2007); Corporate Controller (1995 – 1997), Pharmaceutical Product Development, Inc.

•   Controller, Cooperative Bank for Savings Inc. (1980 – 1995)

OTHER PUBLIC COMPANY BOARDS

•   Cryoport, Inc. (NSDQ: CYRX) (2021 – present)

FORMER (PAST 5 YEARS)

•   None

EDUCATION

•   BA and MBA, University of North Carolina at Wilmington

•   Certified Public Accountant

Udit Batra, Ph.D. President and Chief Executive Officer, Waters Director since 2020 Age: 53 COMMITTEES • None

Dr. Batra is currently Chief Executive Officer of Waters, a position he has held since 2020.

He brings more than two decades of leadership and operational expertise in the healthcare and life sciences industries, including leadership of multi-billion-dollar global organizations.

ADDITIONAL EXPERIENCE

•   Chief Executive Officer, MilliporeSigma, the life sciences business of publicly traded Merck KGaA (2014 – 2020)

•   President and CEO, Consumer Health, Merck KGaA (2011 – 2014)

•   Held various leadership roles, Novartis International AG (2006 – 2011)

•   GlobaI Brand Director, Wound Care, Johnson & Johnson (2004 – 2005)

•   Senior Engagement Manager, McKinsey & Company (2001 – 2004)

•   Research Fellow, Merck & Co., Inc. (1996 – 2001)

OTHER PUBLIC COMPANY BOARDS

•   None

FORMER (PAST 5 YEARS)

•   None

EDUCATION

•   BS, University of Delaware

•   PhD, Chemical Engineering, Princeton University

Dan Brennan Executive Vice President and Chief Financial Officer, Boston Scientific Corporation Independent Director since 2022 Age: 58 COMMITTEES • Audit & Finance

Mr. Brennan is currently Executive Vice President and Chief Financial Officer of Boston Scientific Corporation (since 2014), a global medical device company.

He brings more than two decades of finance leadership in the medical device industry, including at a multi-billion-dollar global organization where he is responsible for all financial operations, business development and strategic development. During his time at Boston Scientific, he helped oversee successful margin and revenue growth initiatives. He also possesses public company Board experience.

ADDITIONAL EXPERIENCE

•   Senior Vice President and Corporate Controller, (2010 – 2013); Various roles of increasing responsibility within finance function (1996 – 2009), Boston Scientific Corporation

•   Held roles of increasing responsibility within finance function, Millipore Corporation (1990 – 1996)

•   Corporate Auditor, Standex, Inc. (1988 – 1989)

OTHER PUBLIC COMPANY BOARDS

•   None

FORMER (PAST 5 YEARS)

•   Nuance Communications (NASDAQ: NUAN) (2018 – 2022)

EDUCATION

•   BS and MBA, Babson College

•   Certified Public Accountant

Richard Fearon Former Vice Chairman & Chief Financial & Planning Officer, Eaton Corporation Independent Director since 2023 Age: 68 COMMITTEES • Audit & Finance

Mr. Fearon is currently an independent director.

He brings international business experience with expertise in accounting, corporate development (M&A), information systems, internal audit, investor relations, and strategic planning to the Waters Board. He also possesses significant public company Board experience.

ADDITIONAL EXPERIENCE

•   Non-Executive Chairman of the Board (Dec. 2023 – present), Avient Corporation (NYSE: AVNT)

•   Vice Chairman (2009 – 2021); Chief Financial and Planning Officer (2002 – 2021), Eaton Corporation

•   Senior Vice President, Corporate Development and Strategic Planning (1997 – 2001); Vice President, Corporate Development (1995 – 1997), Transamerica Corporation

•   Vice Chairman, NatSteel Chemicals and General Manager, Corporate Development (1990 – 1995), NatSteel Ltd.

•   Held positions at Booz Allen Hamilton, The Walt Disney Company, and The Boston Consulting Group

OTHER PUBLIC COMPANY BOARDS

•   CRH plc (NYSE: CRH) (2020 – present)

•   Crown Holdings, Inc. (NYSE: CCK) (2019 – present)

•   Avient Corporation (NYSE: AVNT) (2004 – present)

FORMER (PAST 5 YEARS)

•   Eaton Corporation plc (NYSE: ETN) (2015 – 2021)

•   Hennessy Capital Investment Corporation VI (NSDQ: HCVIU) (2021 – 2023) (Mr. Fearon resigned from this board effective as of the date of his appointment to Waters’ board)

EDUCATION

•   AB, Stanford University

•   JD and MBA, Harvard University

Pearl S. Huang, Ph.D.

President and Chief Executive Officer, Dunad Therapeutics

Independent Director since 2021

Age: 66

COMMITTEES

•  Science and Technology (Chair)

•  Nominating and Corporate Governance

Dr. Huang is currently President and Chief Executive of Dunad Therapeutics, a Novartis-backed biopharmaceutical startup (since May 2022).

She brings deep scientific knowledge along with extensive international and operational experience in the pharmaceutical sector both in senior leadership and operational roles.

ADDITIONAL EXPERIENCE

•   Chief Executive Officer, Cygnal Therapeutics (2019 – 2022)

•   Venture Partner, Flagship Pioneering (2019 – 2022)

•   Senior Vice President and Global Head, Therapeutic Modalities, F. Hoffman La-Roche, Ltd. (2014 – 2018)

•   Vice President and Global Head of Discovery Academic Partnerships (DPAc) Alternative Discovery and Development, GlaxoSmithKline plc (2012 – 2014)

•   Founder and CSO, Beigene LTD (2010 – 2012)

•   Vice President, Oncology Integrator, Discovery and Early Development, Merck and Co. (2006 – 2010)

•   Held roles of increasing responsibility at Merck & Co. Inc. and GlaxoSmithKline plc

OTHER PUBLIC COMPANY BOARDS

•   BB Biotech AG (SWX: BION) (2022 – present)

FORMER (PAST 5 YEARS)

•   None

EDUCATION

•   BS, Biology, MIT

•   Ph.D., Molecular Biology, Princeton University

Wei Jiang

Former Executive Vice President, President of Pharmaceuticals Region China & Asia Pacific, and President, Bayer Group Greater China Region, Bayer AG

Independent Director since 2021

Age: 60

COMMITTEES

•  Science and Technology

Mr. Jiang is currently an independent director.

His more than 25 years’ experience in the pharmaceutical and medical device industries, with particular focus in China and the Asia/Pacific region at large allows him to bring experienced international perspective to the Waters Board. In addition, his service on a private company’s board of directors in the medical and life sciences industry provides additional perspective that benefits the Company.

ADDITIONAL EXPERIENCE

•   Former EVP, President of Pharmaceuticals Region China &Asia Pacific (2015 – 2021), and President of Bayer Group Greater China Region (2019 – 2021), Bayer AG

•   Senior Vice President, GRA BU & Key Accounts (2011 – 2012), held other management roles (2006 – 2010), AstraZeneca plc

•   Managing Director, China Operations (2004 – 2006), Guidant Corporation

•   Various management roles, Eli Lilly & Company (1999 – 2004)

OTHER PUBLIC COMPANY BOARDS

•   STAAR Surgical Company (NASDAQ: STAA)
(March 2024 – present)

FORMER (PAST 5 YEARS)

•   None

EDUCATION

•   BBA, Campbell University

•   MA, Economics and Finance, Indiana State University

Christopher A. Kuebler Former Chairman and Chief Executive Officer, Covance Independent Director since 2006 Age: 70 COMMITTEES • Compensation (Chair) • Science and Technology

Mr. Kuebler is currently an independent director and investor.

His 30 years of experience in the pharmaceutical and pharmaceutical service industries, including 10 years as Chairman and Chief Executive Officer of Covance allows him to bring an experienced management perspective to the Waters Board, as well as expertise in the oversight of financial accounting and business strategy.

ADDITIONAL EXPERIENCE

•   Chairman and Chief Executive Officer (1994 – 2004), Chairman (during 2005), Covance Inc. and its predecessor companies

•   Spent nearly 20 years in the pharmaceutical industry at Abbott Laboratories, Squibb, Inc., and the Monsanto Company

OTHER PUBLIC COMPANY BOARDS

•   None

FORMER (PAST 5 YEARS)

•   Nektar Therapeutics (NSDQ: NKTR) (2001 – 2018)

EDUCATION

•   BS, Biology, Florida State University

Mark Vergnano Former Chairman, President and Chief Executive Officer, The Chemours Company Independent Director since 2022 Age: 66 COMMITTEES • Compensation • Nominating and Corporate Governance

Mr. Vergnano is currently an independent director.

He provides the Waters Board with significant senior executive leadership at global sciences companies. Mr. Vergnano brings deep operational experience and a proven track record of business transformation and consistent growth at The Chemours Company and DuPont. He also possesses public company Board experience.

ADDITIONAL EXPERIENCE

•   Roles of increasing responsibility, including Chemours (2015 – 2021) Chairman (2021); President and CEO (2015 – 2021). DuPont (1980 – 2015) Executive Vice President (2009 – 2015); Group Vice President, Safety and Protection (2006 – 2009), Vice President/General Manager, Nonwovens and Building Innovations (2002 – 2006)

OTHER PUBLIC COMPANY BOARDS

•   Johnson Controls International PLC (NYSE: JCI) (since 2016)

FORMER (PAST 5 YEARS)

•   The Chemours Company (NYSE: CC) (2015 – 2022)

EDUCATION

•   BS, University of Connecticut

•   MBA, Virginia Commonwealth University

Required Vote and Recommendation of the Board of Directors

A nominee for director shall be elected to the Board by a majority vote (i.e., the votes cast for such nominee must exceed the votes cast against such nominee) at any meeting of shareholders for the election of directors at which a quorum is present, except that directors will be elected by a plurality of the votes cast in a contested election. A “contested election” is one in which the Secretary of the Company receives a notice that a shareholder intends to nominate one or more persons for election to the Board in purported compliance with the Bylaws and such nomination notice has not been subsequently withdrawn or on prior to the tenth day before the notice of meeting is first mailed. If an incumbent director fails to be re-elected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If an incumbent director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board. “Abstentions” and shares with respect to which a broker or representative does not vote on a particular matter because it does not have discretionary voting authority on that matter (so-called “broker non-votes”) are counted as present for the purpose of determining whether a quorum is present. Abstentions and broker non-votes will not be treated as votes cast with respect to any nominee and therefore will not have an effect on the determination of whether a nominee has been elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE FOR DIRECTOR SET FORTH ABOVE

 CORPORATE GOVERNANCE

HOW WE ARE SELECTED AND ELECTED

Nine Directors are to be elected at the Annual Meeting, each to hold office until his or her successor is elected and qualified or until his or her earlier resignation, death or removal. It is intended that the Proxies in the form included with this Proxy Statement will be voted for the nominees set forth above unless shareholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

Majority Voting

The Company’s bylaws (the “Bylaws”) provide for majority voting for Directors in uncontested elections. A further description of the Company’s majority voting provisions can be found above.

Board Candidates

The Nominating and Corporate Governance Committee, together with the Board, is responsible for assessing the appropriate skills, attributes, experiences, and diversity of background, including a candidate’s gender and ethnic and racial background, that we seek in Board members in the context of the existing composition of the Board.

The Nominating and Corporate Governance Committee believes that candidates for service as a Director of the Company should meet certain minimum qualifications. The Company’s Corporate Governance Guidelines (the “Guidelines”) and Nominating and Corporate Governance Committee Charter (the “NGC Charter”) clarify that when assessing candidates for Director, the Nominating and Corporate Governance Committee considers candidates’ skills, experience, and diversity (such as, and including but not limited to, diversity of gender, race/ethnicity, age, geographic location, and nationality), and seeks individuals who are highly accomplished in their respective fields, with superior educational and professional credentials. The Nominating and Corporate Governance Committee strives to maintain an appropriate balance of tenure, skills, experience and diversity, with our average director tenure being approximately seven years. The Board does not maintain term limits, and, in 2024, the Board amended the Guidelines to remove the mandatory retirement age for directors, as the Board believes that continuity of service can provide stability and valuable insight. Candidates should also satisfy the Company’s independence criteria, which are part of its Guidelines and summarized below, and follow the applicable listing standards of the New York Stock Exchange.

The Nominating and Corporate Governance Committee also seeks to ensure proper engagement from each of the Directors and effective functioning of the Board. The Company’s Guidelines provide that a Director may serve on other public company boards so long as such Director is able to devote the time necessary to properly discharge his or her duties and responsibilities to the Board, except that no director may serve simultaneously on the audit committees of more than three public companies (including the Company) unless the Board first has determined that such simultaneous service would not impair the ability of such member to serve on the Board’s Audit & Finance Committee. The Company does not impose specific thresholds on the number of other public company boards its Directors may serve on as the Company believes such thresholds are arbitrary and do not permit the Board to review the facts and circumstances involved in a particular Director’s decision to serve on the board of more than one public company.

The Company has a process for identifying and selecting candidates for Board membership. Initially, the Chair, the President and Chief Executive Officer (“CEO”), the Nominating and Corporate Governance Committee, or other Board members identify a need either to expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board. A search is then undertaken by the Nominating and Corporate Governance Committee, working with recommendations and input from Board members, members of senior management, professional contacts, external advisors, nominations by shareholders, and/or the retention of a professional search firm, if necessary. Any shareholder wishing to propose a nominee should follow the process described in the Bylaws to submit the candidate’s name and appropriate biographical information to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757. In addition to satisfying the requirements of the Bylaws, to comply with the SEC’s universal proxy rules, any shareholder intending to solicit proxies in support of a nominee other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

An initial slate of candidates is identified that will satisfy the criteria for Board membership and is presented to the Nominating and Corporate Governance Committee for review. Upon review by the Nominating and Corporate Governance Committee, a series of interviews of one or more candidates is conducted by the Chair, the President and CEO, and at least one member of the Nominating and Corporate Governance Committee. During this process, the full Board is informally apprised of the status of the search and its input is solicited.

Upon identification of a final candidate, the entire Nominating and Corporate Governance Committee will meet to consider the credentials of the candidate and thereafter, if approved, will submit the candidate for approval by the full Board.

Proxy Access

The Board has adopted a proxy access bylaw provision that allows eligible shareholders or groups of up to 20 shareholders who have held at least 3% of our common stock continuously for three years to nominate up to two individuals or 20% of the Board, whichever is greater, for election at our annual shareholder meeting, and to have those individuals included in our proxy materials for that meeting.

Board/Director Independence

The Company’s Guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The Guidelines include the Company’s categorical standards of independence, which our Board approved. The Guidelines are available on the website https://ir.waters.com/corporate-citizenship/governance-documents/default.aspx under the caption “Governance Documents”. The criteria, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with the Company. A director will not be considered independent if:

•	he or she or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

he or she or an immediate family member is a current partner of an internal or external auditor of the Company or has been within the last three years a partner or employee of an internal or external auditor of the Company who personally worked on the Company’s audit;

•

he or she or an immediate family member is, or has been within the last three years, an executive officer of a public company where any of the Company’s present executive officers at the same time serves or served on the compensation committee of that company’s board;

•

he or she is a paid advisor or consultant to the Company receiving in excess of $120,000 per year in direct compensation from the Company (other than fees for service as a director) within the past three years or has an immediate family member who has been a paid advisor or consultant to the Company; or

•

he or she or an immediate family member is an employee (or in the case of an immediate family member, an executive officer) of a company that does business with the Company and the annual payments to or from the Company, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

In addition, a director will not be considered independent if he or she, or an immediate family member, is or has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from the Company exceeding the greater of $1 million or 2% of its gross revenues. A director also will not be considered independent if he or she is a current employee of an internal or external auditor of the Company or has an immediate family member who is a current employee of an internal or external auditor of the Company who participates in such firm’s audit, assurance, or tax compliance practice.

The Board has determined that each Director, other than Dr. Batra, the Company’s President and CEO, has no material relationship with the Company and otherwise qualifies as “independent” under these criteria and the applicable listing standards of the New York Stock Exchange.

HOW WE ARE EVALUATED

The Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and each of its committees. In December 2023, the evaluation, in the form of a questionnaire, was circulated to all members of the Board and each committee. The Company’s General Counsel received all of the questionnaires, compiled the results, and circulated them to the Board and each committee for discussion and analysis during January and February 2024. It is the intention of the Nominating and Corporate Governance Committee to continue to engage in this process annually.

HOW WE GOVERN AND ARE GOVERNED

At Waters, we believe that sound principles of corporate governance are essential to protecting Waters’ reputation, assets, investor confidence, customer loyalty, and sustainability. Our Guidelines can be found on our website at https://ir.waters.com/corporate-citizenship/governance-documents/default.aspx and are available in print upon written request to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757.

We also believe in sound principles of board governance — how we govern ourselves sets the tone for how our company is governed more generally. Our board governance practices include:

✓ Proxy Access

As described in the earlier section on how Directors are selected, the Company enables eligible shareholders to nominate director candidates via our proxy access process as governed by our Bylaws.

✓ Majority Approval Required for Director Elections

If an incumbent Director up for re-election at a meeting of shareholders fails to receive a majority of affirmative votes in an uncontested election, the Board will adhere to the director resignation process as provided in our Bylaws.

✓ Independent Board and Committees

All Directors except our President and CEO, and all members of the Audit & Finance Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Science and Technology Committee are independent.

✓ Engaged in Strategy

Our Board is engaged in advising and overseeing the Company’s strategy and strategic priorities.

✓ Director Qualifications and Evaluations

All independent Directors meet the candidate qualifications set forth in our Guidelines and as summarized in the above sections of this Proxy Statement: “— How We Are Selected and Elected — Board Candidates” and “— How We Are Selected and Elected — Board/Director Independence”.

✓ Regular Executive Sessions of Independent Directors

Our independent Directors meet privately on a regular basis. Our Chair presides at such meetings.

✓ Stock Ownership Requirements

We have robust stock ownership requirements for our Directors and executive officers.

✓ Enterprise Risk Management

We have an enterprise risk management framework to identify, assess, manage, report, and monitor enterprise risk, including cybersecurity risk, and areas that may affect our ability to achieve our objectives.

✓ Cybersecurity

Our Audit & Finance Committee has oversight of cybersecurity risks and actively works with the Board and management to identify, assess, manage, report, and monitor such cybersecurity risks.

✓ Human Capital Management

Our Board dedicates a meeting session to talent review, diversity, and succession.

✓ Director Orientation and Ongoing Director Education

Our Board, with management support, hosts a director orientation program for new directors. The Board also administers a twice-yearly director education program, whose topics are overseen by the Board’s Nominating and Corporate Governance Committee.

✓ Board and Committee Oversight of ESG

Our Board has delegated oversight of the Company’s ESG policies and practices to its Nominating and Corporate Governance Committee, which reports out to the Board at least annually.

Related Party Transactions Policy

The Board has adopted a written Related Party Transactions Policy, which covers “Interested Transactions” between a “Related Party” or parties and the Company. An Interested Transaction is a transaction or arrangement in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year and in which the Company and/or any Related Party may have an interest. A Related Party includes an executive officer, director or nominee for election as a director of the Company, any holder of more than a 5% beneficial ownership interest in the Company, any immediate family member of any of the foregoing, or any firm, corporation or entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person or persons collectively have a 10% or greater beneficial ownership interest.

Pursuant to the policy, the General Counsel is responsible for identifying potential Interested Transactions and determining whether a proposed transaction is an Interested Transaction and accordingly, reportable to the Nominating and Corporate Governance Committee for consideration at its next regularly scheduled meeting. The Nominating and Corporate Governance Committee will review the material facts of all Interested Transactions and report its recommendations to the Board which will either approve or disapprove the Interested Transaction.

The Nominating and Corporate Governance Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified (as applicable) by the Board under the terms of the policy. These are: (a) the employment and compensation arrangements of named executive officers required to be reported in the Company’s proxy statement; (b) Director compensation required to be reported in the Company’s proxy statement; (c) ordinary course charitable contributions periodically reviewed by the Compensation Committee of the Board; and (d) ordinary course business transactions conducted on an “arm’s length” basis with Galderma S.A. (of which Dr. Flemming Ornskov is Chief Executive Officer), and Avient Corp. (of which Mr. Fearon is an independent director but not an employee).

Stock Ownership Guidelines

In order to closely align Directors’ and executive officers’ interests with those of the Company’s shareholders, the Company has minimum stock ownership guidelines for its executive officers and non-employee Directors. These guidelines require the accumulation by anyone who holds the CEO position of common stock equal to five times his or her base salary over a three-year period and the accumulation by our other executive officers of common stock equal to two times their base salary over a five-year period. The stock ownership guidelines for non-employee Directors require the accumulation of a minimum of five times the annual cash Board retainer over a five-year period. Please refer to the section “— Compensation Discussion and Analysis — Compensation Philosophy, Governance, and Pay Practices — Stock Ownership Guidelines” for additional details regarding our stock ownership guidelines.

Guidelines, Code of Conduct, Global Complaint Reporting Policy, and Ethics Helpline

The Board has adopted the Guidelines, a Global Code of Business Conduct and Ethics for employees, executive officers, and Directors, and a Global Complaint Reporting Policy, the Company’s “whistleblower” policy, regarding the treatment of potential legal and compliance concerns, including those relating to accounting, internal accounting controls, and auditing matters. The Company’s Waters Ethics Helpline, which is confidentially operated by a third-party vendor, provides the Waters workforce and others a comprehensive and confidential reporting tool to report concerns. All of the foregoing documents are available on the Company’s website at https://ir.waters.com/corporate-citizenship/governance-documents/default.aspx under the caption “Governance Documents” and copies may be obtained, without charge, upon written request to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757. The Waters Ethics Helpline may be accessed at https://waters.ethicspoint.com/.

Policy Against Hedging

In 2013, the Board adopted a policy prohibiting Directors, executive officers, and certain key employees designated by the Company based on their access to material non-public information from making short sales of Company stock or trading in options on Company stock and purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset any decrease in market value of equity securities of the Company. This prohibition does not apply to any bona fide pledge of equity securities of the Company not made for the purpose of hedging.

Risk Oversight

Board’s Role in Risk Oversight Generally

Included in the Company’s Annual Report are the risk factors affecting the Company, which are periodically reviewed by the Board and the Audit & Finance Committee and updated or expanded as warranted. The Board is responsible for overseeing the management and operations of the Company, including its risk assessment and risk management functions. The Board has delegated responsibility to reviewing the Company’s policy with respect to risk assessment and management, including with respect to cybersecurity, to the Audit & Finance Committee.

Additionally, the Company has an enterprise risk management framework under the oversight of the Vice President, Internal Audit, which includes an information security risk management framework under the specific oversight of the Vice President and Chief Information Officer. This program seeks to identify new risks, develop and implement risk mitigation plans, and monitor the results affecting the Company’s business and operations on an ongoing basis. Management of the Company actively participates in this program and briefs the Board on the strategic, operational, compliance, and financial risks affecting the Company and efforts undertaken to mitigate them. The Compensation Committee has responsibility for oversight of risk related to compensation matters as more fully described below.

ESG Risk Oversight

The Board, with and through its Nominating and Corporate Governance Committee, as appropriate, oversees the Company’s management of ESG matters. In particular, the Nominating and Corporate Governance Committee is responsible for reviewing and reporting to the Board on the Company’s policies and practices with respect to ESG matters, including the impact of ESG matters on the Company.

Cybersecurity Risk Oversight

The Board, including the Audit & Finance Committee, oversees the Company’s information security risk management framework that seeks to identify new risks, develop and implement risk mitigation plans, and monitor the results affecting the Company’s business and operations on an ongoing basis. The Company’s risk management framework is under the specific oversight of the Company’s Vice President and Chief Information Officer (the “CIO”). The CIO manages this framework, in collaboration with the Company’s businesses and functions. The CIO presents updates to the Audit & Finance Committee at least on an annual basis and, as necessary, to the full Board. These reports include detailed updates on the Company’s performance preparing for, preventing, detecting, responding to and recovering from cyber incidents. The CIO also promptly informs and updates the Audit & Finance Committee, and, as necessary, the Board of Directors about any information security incidents that may pose significant risk to the Company. The Company’s program is periodically evaluated by external experts, and the results of those reviews are reported to the Audit & Finance Committee and the Board. Together with management, the Audit & Finance Committee reviews the Company’s risk assessment and risk management practices and discusses major cybersecurity risk exposures as well as steps taken by management to monitor and control such exposures.

Compensation-Related Risk

The Compensation Committee conducted a review to determine if any of the Company’s compensation plans or practices would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed various components and aspects of the Company’s compensation plans and practices, including their size, scope, and design. The Compensation Committee also reviewed whether the compensation plans and practices promote unnecessary risk-taking and the policies in place to mitigate risk associated with these plans. The review included an assessment of design features that could encourage excessive risk-taking and the potential magnitude of such risks, including design features such as a short-term oriented pay mix, overly aggressive goal setting, and over-weighting of annual incentives as compared to long-term incentives. The policies that exist to mitigate compensation-related risk include, among others, (1) the Company’s recoupment policies; (2) stock ownership guidelines for executive officers; (3) a five-year vesting period for stock options and three- to five-year vesting periods for RSUs; (4) a three-year performance period and a maximum payout cap for performance-based restricted stock units (“PSUs”); (5) a prohibition on hedging; (6) a required post-vesting holding period for PSUs; and (7) the independent oversight of compensation programs by the Compensation Committee, with input from an independent compensation consultant. In addition, several features of the Company’s annual incentive plan (the “AIP”) mitigate compensation-related risk, including the use of payout caps, a clear link between payouts under the plan and the Company’s financial performance, and the Compensation Committee’s oversight in determining payouts under the plan. Based on this review, the Compensation Committee and the Company do not believe that there are any compensation-related risks arising from the Company’s compensation plans and practices that would be reasonably likely to have a material adverse effect on the Company.

HOW WE ARE ORGANIZED

Board Leadership Structure

As stated in the Company’s Guidelines, the Board has no set policy with respect to the separation of the offices of Chair and CEO. In 2023, Dr. Flemming Ornskov served as Chair of the Board and Dr. Batra served as President and CEO of the Company. While no written policy currently exists, the Board believes that separating the offices of Chair and CEO facilitates an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business by the Board.

Role of Compensation Consultant, Compensation Committee, and Management in Decision-Making

The Compensation Committee engaged Pearl Meyer as its outside independent compensation consultant during 2023. Pearl Meyer participates in Compensation Committee meetings and executive sessions and advises the Compensation Committee on a range of executive officer and Director compensation matters, including annual and long-term incentive plan design, competitive market assessments, compensation trends and best practices, and technical and regulatory developments. Pearl Meyer provides services to the Compensation Committee related only to executive officer and Director compensation, including peer group composition, comparing executive officer and Director compensation arrangements to those of the peer group and the broader market, and providing market data and advice regarding executive and Director compensation plans. The Compensation Committee has the authority to engage and terminate independent legal, accounting, and other advisors as it deems necessary or appropriate to carry out its responsibilities.

The Compensation Committee regularly reviews the services provided by Pearl Meyer and has determined that Pearl Meyer is independent in providing consulting services to the Compensation Committee. The Compensation Committee conducted a review of its relationship with Pearl Meyer in 2023 and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, considering the factors set forth in the applicable rules of the SEC and the New York Stock Exchange.

The Compensation Committee approves all compensation decisions for our named executive officers, after consulting with Pearl Meyer, as appropriate. The Senior Vice President, Chief Human Resources Officer and the Vice President, Total Rewards also provide the Compensation Committee with information and analysis on the Company’s executive compensation programs, as requested. In the beginning of 2023, our President and CEO,

Dr. Batra, provided the Compensation Committee with his assessment of the performance of the Company and the other named executive officers, and made compensation recommendations for such other named executive officers. The Compensation Committee, however, makes all final decisions with respect to the compensation of the CEO and the other named executive officers. No named executive officer makes any decision or recommendation to the Compensation Committee on any element of his or her own compensation.

DIRECTOR MEETINGS AND BOARD COMMITTEES

Meetings

The Board held 10 (ten) meetings during the year ended December 31, 2023. The Board has determined that each Director other than Dr. Batra, the Company’s President and CEO, has no material relationship with the Company and otherwise qualifies as “independent” under applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence” above. The Board meetings held in 2023 included sessions on strategy; innovation; enterprise risk management; cybersecurity; annual operating plan; talent review; diversity; succession; and ESG.

During 2023, eight of the of the Company’s nine current Directors attended 100% of the meetings of the Board held during the period for which he or she was a Director; the remaining Director attended 90% of the Board’s meetings held during their term. During 2023, each of the Company’s current Directors attended at least 75% of the meetings of the committees on which he or she served. During 2023, the Audit & Finance Committee met 8 (eight) times, the Compensation Committee met 3 (three) times and the Nominating and Corporate Governance Committee met 3 (three) times. In addition, during 2023, the now dissolved Finance Committee met 2 (two) times and the Science and Technology Committee met 2 (two) times.

The Company encourages Director attendance at annual shareholder meetings but does not have a formal policy requiring attendance. All Directors attended the 2023 annual meeting of shareholders.

Audit & Finance Committee

The Audit & Finance Committee currently consists of Ms. Linda Baddour (Chair), Mr. Dan Brennan and Mr. Richard Fearon. Effective March 27, 2023, Mr. Fearon replaced Mr. Edward Conard, who did not stand for re-election at the Annual Meeting. The Audit & Finance Committee oversees the activities of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), and provides oversight with respect to accounting and financial reporting and audit functions, as well as cybersecurity risk. The Audit & Finance Committee meets the definition of “Audit Committee” as defined in Section 3(a)(58)(A) of the Exchange Act. The Audit & Finance Committee engages the independent registered public accounting firm, and performs certain other functions pursuant to its charter, a copy of which is available on the Company’s website at https://ir.waters.com/corporate-citizenship/governance-documents/default.aspx under the caption “Governance Documents”. Each member of the Audit & Finance Committee is independent under SEC rules and the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.” The Board has determined that each member of the Audit & Finance Committee is an “audit committee financial expert” within the meaning of the SEC rules and has “accounting or related financial management expertise” within the meaning of New York Stock Exchange rules.

Compensation Committee

The Compensation Committee currently consists of Mr. Christopher A. Kuebler (Chair), Dr. Flemming Ornskov and Mr. Mark P. Vergnano. The Compensation Committee approves the compensation of executive officers of the Company, makes recommendations to the Board with respect to Director compensation, and administers the Company’s incentive plans. The Compensation Committee (i) has the authority, in its sole discretion, to retain or to obtain the advice of one or more advisors and to terminate the service of such advisors and (ii) may form and delegate authority to subcommittees as it deems appropriate and to officers of the

Company such responsibilities of the Committee as may be permitted by applicable laws, rules or regulations, in each case in accordance with the listing standards set forth by the NYSE. The Compensation Committee’s charter is available on the Company’s website at https://ir.waters.com/corporate-citizenship/governance-documents/default.aspx under the caption “Governance Documents.” Each member of the Compensation Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Flemming Ornskov (Chair), Dr. Pearl Huang and Mr. Mark P. Vergnano. The Nominating and Corporate Governance Committee oversees, among other things, the Company’s ESG policies, practices and publications as well as the recruitment and Board composition and recommendation of candidates for the Board. The Nominating and Corporate Governance Committee may, as it deems appropriate, consider any candidates suggested by the shareholders of the Company. The Nominating and Corporate Governance Committee also develops and recommends to the Board the Guidelines for the Company. The Nominating and Corporate Governance Committee charter is available on the Company’s website at https://ir.waters.com/corporate-citizenship/governance-documents/default.aspx under the caption “Governance Documents”. Each member of the Nominating and Corporate Governance Committee is independent under the applicable listing standards of the New York Stock Exchange and the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

Science and Technology Committee

The Science and Technology Committee currently consists of Dr. Pearl Huang (Chair) Mr. Wei Jiang, and Mr. Christopher A. Kuebler. The Science and Technology Committee reviews current and emerging scientific technologies applicable to the Company’s business. Among other things, it reviews scientific technology strategies and potential investments both internally and externally and provides updates to the Board. Each member of the Science and Technology Committee is independent under the Company’s independence criteria, which are summarized under the section “— How We Are Selected and Elected — Board/Director Independence.”

REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or “filed” except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

During 2023, the Audit & Finance Committee of the Board, in conjunction with management and PwC, the Company’s independent registered public accounting firm, focused on the following items:

1. Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Act”) and the adequacy of Company internal controls;

2. The appropriateness of Company financial reporting and accounting processes;

3. The independence and performance of the Company’s independent registered public accounting firm;

4. Company compliance with laws and regulations, including compliance with applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

5. Review of the Company’s independent registered public accounting firm’s quality control procedures.

The Company’s compliance with Section 404 of the Act is managed primarily by the Company’s Vice President, Internal Audit in conjunction with the Company’s Senior Vice President and Chief Financial Officer. During 2023, the Audit & Finance Committee received regular and detailed briefings from the Company’s Vice

President, Internal Audit and PwC regarding the Company’s compliance with Section 404 of the Act. On February 20, 2024, the Company’s Vice President, Internal Audit and Chief Compliance Officer and PwC reported to the Audit & Finance Committee that no material weaknesses had been identified in the Company’s internal control over financial reporting as of December 31, 2023.

The Board has adopted a written charter setting out more specifically the functions that the Audit & Finance Committee is to perform. The charter is reviewed on an annual basis by the Audit & Finance Committee and the Audit & Finance Committee is advised as to any corporate governance developments which may warrant charter amendments. The charter is available on the Company’s website at https://ir.waters.com/corporate-citizenship/governance-documents/default.aspx under the caption “Governance Documents”. A discussion of the Audit & Finance Committee’s role in risk oversight can be found under the heading “— Risk Oversight — Board’s Role in Risk Oversight Generally” above.

As stated in its charter, the Audit & Finance Committee is tasked with, among other things, reviewing with management the Company’s guidelines and policies with respect to its approach to risk assessment and risk management. In addition, major financial risk exposures and means of monitoring and controlling these exposures, is to be discussed with management.

The Audit & Finance Committee held 8 (eight) meetings during the fiscal year ended December 31, 2023. The Audit & Finance Committee reviewed on a quarterly basis, with members of the Company’s management team, the Company’s quarterly and annual financial results prior to the release of earnings and the filing of the Company’s quarterly and annual financial statements with the SEC. The Board has determined that each of the three current members of the Audit & Finance Committee — Ms. Baddour (Chair), Mr. Dan Brennan and Mr. Richard Fearon — as well as the signatories of the audit committee report as of February 20, 2024, is an “audit committee financial expert” as defined under the applicable rules and regulations of the SEC and has “accounting or related financial management expertise” within the meaning of the New York Stock Exchange rules. Company management has primary responsibility for the financial statements and reporting processes. The Company’s independent registered public accounting firm, PwC, audits the annual financial statements and is responsible for expressing an opinion on their conformity with generally accepted accounting principles (“GAAP”).

The Audit & Finance Committee has adopted the following guidelines regarding the engagement of PwC to perform non-audit services for the Company:

Company management will submit to the Audit & Finance Committee for approval a list of non-audit services that it recommends the Audit & Finance Committee engage its independent registered public accounting firm to provide from time to time during the fiscal year and an estimated amount of fees associated with such services. Company management and the Company’s independent registered public accounting firm will each confirm to the Audit & Finance Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit & Finance Committee will, in its discretion, either approve or disapprove both the list of permissible non-audit services and the estimated fees for such services. The Audit & Finance Committee will be informed routinely as to the non-audit services actually provided by the Company’s independent registered public accounting firm pursuant to this pre-approval process and the actual expenditure of fees associated therewith as well as new non-audit services being requested for approval.

To ensure prompt handling of unexpected matters, the Audit & Finance Committee delegates to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit & Finance Committee at the next Audit & Finance Committee meeting.

PwC and the Company ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit & Finance Committee.

The Audit & Finance Committee hereby reports for the fiscal year ended December 31, 2023 that:

1. It has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2023 with Company management;

2. It has reviewed and discussed with PwC those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission);

3. It has received from PwC written disclosures and a letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit & Finance Committee concerning independence, and has discussed with PwC its independence;

4. It has considered whether, and determined that, the provision of non-audit services to the Company by PwC as set forth below, was compatible with maintaining auditor independence; and

5. It has reviewed and discussed with PwC its internal quality control procedures, and any material issues raised by the most recent internal quality control review, or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years.

Based on the items reported above, on February 20, 2024, the Audit & Finance Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC. The recommendation was accepted by the Board on February 23, 2024.

Ms. Linda Baddour (Chair)    Mr. Dan Brennan    Mr. Richard Fearon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2023, the Compensation Committee consisted of Mr. Christopher A. Kuebler (Chair), Messrs. Edward Conard, Mark P. Vergnano and Dr. Flemming Ornskov. Mr. Conard resigned from the Board and its committees in May 2023. During 2023, no member of the Compensation Committee was an officer or employee of the Company or served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board or its Compensation Committee and no executive officer of the Company served on the compensation committee or board of directors of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

HOW TO COMMUNICATE WITH US

The Board of Directors seeks input from a wide variety of shareholders and stakeholders to inform its work. We describe elsewhere in this Proxy Statement the Board’s and the Company’s shareholder engagement activities. We also enable communication via:

•	participating in our annual meeting;

•	calling our investor and customer service line at (508) 478-2000;

•

using our ethics reporting email https://waters.ethicspoint.com/, our ethics@waters.com email, or our internal audit email internal_audit@waters.com. Our internal audit function has a direct reporting line to us, the Board; or

•	participating in our various investor relations communications opportunities.

In addition, we enable shareholders and other interested parties to communicate with the Chair or with the non-employee Directors, individually or as a group, by writing to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757. Any such communication should include the name and return address of the shareholder or other party, the specific Director or Directors to whom the contact is addressed, and the nature or subject matter of the contact. All communications will be sent directly to the appropriate Board member.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Finance Committee of the Board has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records, and accounts of the Company for the fiscal year ending December 31, 2024. In accordance with a vote of the Audit & Finance Committee and as approved by the Board, this selection is being presented to the shareholders for ratification at the Annual Meeting. A representative of PwC is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if the representative desires to do so.

Fees

The aggregate fees for the fiscal years ended December 31, 2023 and 2022 billed by PwC were as follows:

	2023	2022

Audit Fees	$5,589,207	$5,256,247

Audit-Related Fees	246,606	27,151

Tax-Related Fees

Tax Compliance	1,225,132	589,022

Tax Planning	559,489	379,743

Total Tax-Related Fees	1,784,621	968,765

All Other Fees	900	956

Total	$7,621,334	$6,253,119

Audit Fees — consists of fees for the audit of the Company’s annual financial statements, statutory audits, review of the interim condensed consolidated financial statements included in quarterly reports, assistance with review of documents filed with the SEC, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees — consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, acquisition-related services, attest services not required by statute or regulation, and accounting consultations and reviews for various matters.

Tax-Related Fees — consists of fees for tax compliance and planning services. Tax compliance fees include fees for professional services related to international tax compliance and preparation. Tax planning fees consist primarily of fees including but not limited to, the impact of acquisitions, restructurings, and changes in regulations.

All Other Fees — consists of fees for all permissible services other than those reported above.

The Audit & Finance Committee pre-approved 100% of the services listed under the preceding captions “Audit Fees,” “Audit-Related Fees,” “Tax-Related Fees,” and “All Other Fees.” The Audit & Finance Committee’s pre-approval policies and procedures are more fully described in its report set forth in this Proxy Statement.

Required Vote and Recommendation of the Board of Directors

Approval of the proposal requires a majority of the votes cast in person or by Proxy by the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present but will not be treated as votes cast with respect to the proposal and therefore will not have an effect on the determination of whether the proposal has been approved. Ratification by shareholders is not required. Brokerage firms may vote to ratify the appointment of PwC as it is a “discretionary” or “routine” item. If this Proposal 2 is not approved by the shareholders, the Audit & Finance Committee does not intend to change the appointment for fiscal year 2024, but will consider the shareholder vote in selecting an independent registered public accounting firm for fiscal year 2025.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the shareholders of Waters are entitled to cast a non-binding vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. Pursuant to the Dodd-Frank Act, the shareholder vote is an advisory vote only, and is not binding on Waters or the Board.

Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing and evaluating the Company’s executive compensation program and making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other tables following the Summary Compensation Table, we believe the Company’s named executive officers are compensated in a manner consistent with our business strategy, competitive practice, and sound compensation governance principles, and with a focus on short- and long-term performance-based compensation.

Please refer to the section “— Compensation Discussion and Analysis” for a full description of our executive compensation practices and programs.

We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and in the Summary Compensation Table and subsequent tables is approved.”

Required Vote and Recommendation of the Board of Directors

Approval, on an advisory basis, of the proposal requires a majority of the votes cast in person or by Proxy by the shareholders entitled to vote thereon. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present but will not be treated as votes cast with respect to the proposal and therefore will not have an effect on the determination of whether the proposal has been approved on an advisory basis. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION.

 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Our Business

Waters Corporation, a global leader in analytical instruments and software, has pioneered innovations in chromatography, mass spectrometry and thermal analysis serving life, materials and food sciences for more than 65 years.

Waters has continually pioneered chromatography, mass spectrometry, and thermal analysis innovations. Whether it is discovering new pharmaceuticals, assuring the safety of the world’s food and water supplies, or ensuring the integrity of a chemical entity in production, we are constantly working with our customers to change the world.

With approximately 7,900 employees worldwide, Waters operates directly in over 35 countries, including 15 manufacturing facilities, with products available in more than 100 countries.

Our Performance

In 2023, the Company’s revenue declined 1% and 2%i on a GAAP basis and adjusted non-GAAP organic constant currency basis, respectively, as compared to 2022. The year saw broad market weakness, particularly in China, and constrained customer capital expenditure for instruments globally. However, Waters’ strong focus on execution resulted in organic constant currency sales growth across most major regions outside of China for the year, as well as on-track revenue contribution from the 2023 Wyatt acquisition, which contributed 3% to revenues on a GAAP basis. Despite weak market conditions and headwinds from volume and inflationary costs, our gross margin percentage and adjusted operating margin percentage expanded for the year. Our net income decreased by 9% and 3% on a GAAP and adjusted non-GAAP organic basis, respectively, as compared to 2022. Adjusted non-GAAP organic constant currency revenue and adjusted non-GAAP organic net income are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these and other adjusted non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

Waters is committed to a highly disciplined and balanced capital deployment strategy in order to maximize value to shareholders. Waters does this by continuing to maintain a strong balance sheet, access to liquidity, and a well-structured debt maturity profile This allows us to prioritize investing in growth, M&A and returning capital to shareholders. We continue to evaluate M&A opportunities that meaningfully accelerate value creation.

Waters stock experienced a 4% decline in total shareholder return in 2023, better than the peer average. Waters has consistently delivered value to shareholders over the long term. For the three-, five- and ten-year periods ending on December 31, 2023, our stock yielded a 33%, 75% and 229% total shareholder return on an investment made on December 31, 2020, December 31, 2018, or December 31, 2013, respectively.

Our Named Executive Officers

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to our named executive officers for 2023. Our named executive officers for 2023 were as follows:

•	Udit Batra, Ph.D., President and CEO;

•	Amol Chaubal, Senior Vice President and Chief Financial Officer (“CFO”);

•	Jianqing Y. Bennett, Senior Vice President, TA Instruments Division and Clinical Business Unit; and

•	Jonathan M. Pratt, Former Senior Vice President, Waters Division.

On October 27, 2023, Mr. Pratt stepped down from his role as Senior Vice President, Waters Division to pursue an external opportunity.

EXECUTIVE SUMMARY

2023 CEO Compensation Design

The 2023 pay program for our CEO was primarily equity-oriented and at-risk. Our CEO’s target total direct compensation (base salary, target annual incentive award, and grant date value of the Long-Term Incentive (“LTI”) equity awards (assuming target performance for PSUs)) for 2023 was approximately:

•	89% at-risk and/or performance-based (target annual incentive, PSUs, and stock options)*

•	75% equity-based (PSUs and stock options)*

•	11% guaranteed cash (base salary)

* Based on the grant date fair value of equity awards, assuming target performance.

Our CEO’s variable compensation is based on our performance measured against several financial goals, with annual incentives based on achievement of adjusted non-GAAP organic constant currency revenue and adjusted organic net income performance goals, while the PSUs are based on our TSR relative to peers and our three-year adjusted non-GAAP constant currency revenue growth. Stock options only have value if the price of our common stock appreciates after grant. These programs, their financial metrics and performance goals and their 2023 results are described in more detail below.

2023 Executive Compensation Program Outcomes

2023 was a challenging year for Waters, as well as other companies in our industry. In 2023, our named executive officers did not receive payouts under the AIP based on corporate performance metrics not being achieved, as further detailed below. Our 2021-2023 LTI awards, based on relative TSR and our three-year adjusted non-GAAP constant currency revenue growth, completed their three-year performance measurement period on December 31, 2023. For PSUs granted in February 2021, our performance over the three-year period yielded a 169% payout for PSUs based on relative TSR and a 157% payout for PSUs based on our three-year adjusted non-GAAP constant currency revenue growth. Further details on each of these programs, and their 2023 outcomes, are described below.

2023 EXECUTIVE COMPENSATION PROGRAM

Pay Mix

Consistent with our performance-based compensation philosophy, variable, performance-based compensation comprises a substantial portion of the target total direct compensation (base salary, target annual incentive award and grant date value of LTI equity awards (assuming target performance for PSUs)) for our named executive officers, as illustrated by the charts below. For Mr. Pratt, we have included the 2023 annualized base salary, 2023 annualized target annual incentive award and 2023 LTI awards in the named executive officer pay mix calculations in the charts below to present what we believe to fairly represent what target total direct compensation would have been if he had been employed for the full year. In 2023, performance-based and/or at-risk compensation (target annual incentive award, adjusted as described above, and grant date value of long-term equity incentives (assuming target performance for PSUs)) represented approximately 89% of the target total direct compensation for Dr. Batra and approximately 78% of the target total direct compensation for all other named executive officers as a group.

CEO Pay Mix	Other Named Executive Officer Pay Mix

2023 Key Business Priorities and Connection to our Executive Compensation Program

The chart below illustrates the key performance metrics in our executive compensation program and how Waters performed against these metrics during 2023 (and 2022 and 2021, in the case of PSUs).

Key Business Priorities	Compensation Design	Performance Results and Corresponding Compensation

Sustainable shareholder value creation

Alignment with the long-term interests of our shareholders is achieved through our annual performance-based LTI program, which includes stock options that vest over a five-year period and PSUs that are earned and vest over a three-year performance period and are based 50% on relative TSR. In addition, all PSUs granted have a post-vesting holding period requirement of two years for our CEO and one year for other executives.

The PSUs granted in February 2021 vested in 2024 upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award. The performance metric for 50% of these PSUs was based on relative TSR.

Relative TSR for the three-year performance period ending on December 31, 2023 was 29%, or in the 67th percentile of the S&P 500 Health Care Index, resulting in a payout of 169% of target for the portion of PSUs based on relative TSR.

Organic revenue growth

Alignment with the Company’s belief that revenue growth drives overall success and enables us to continue to invest in future growth and innovation through the use of an adjusted non-GAAP organic constant currency revenue growth performance goal under our AIP. This metric had a weighting of 50% in 2023.

Further encouraging this alignment over a longer-term, 50% of annual PSU grants are eligible to be earned and vested based on adjusted non-GAAP constant currency revenue growth over a three-year performance period.

In 2023, revenue declined 1% and 2%* on a GAAP and adjusted non-GAAP organic constant currency basis, respectively, as compared to the prior year, which was below the AIP threshold increase of 4% on an adjusted non-GAAP organic constant currency basis and resulted in no AIP payout for 2023 under this metric.

As noted above, PSUs granted in February 2021 vested in 2024 upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award. The performance metric for 50% of these PSUs was based on adjusted non-GAAP constant currency revenue growth over a three-year period.

The three-year compound annual growth rate of revenue for the performance period ending on December 31, 2023 was 8% and 9%* on a GAAP and adjusted non-GAAP constant currency basis, respectively, exceeding the PSU target of 6% on an adjusted non-GAAP constant currency basis and resulting in a payout of 157% of target for the portion of PSUs based on adjusted non-GAAP constant currency revenue growth.

Organic net income growth

Shareholder value is incentivized with an adjusted non-GAAP organic net income growth performance goal under the AIP, as the Company believes that adjusted non-GAAP organic net income reflects ongoing operational efforts of our executives and other employees. This adjusted non-GAAP organic net income metric had a weighting of 50% in 2023.

In 2023, net income reported on a GAAP and adjusted non-GAAP* organic basis decreased 9% and 3%, respectively, as compared to the prior year, which was below the AIP threshold achievement level of a 3% increase on an adjusted non-GAAP organic basis and resulted in no AIP payout for 2023 under this metric.

*Use of Adjusted Non-GAAP Financial Metrics in our Executive Compensation Program

The Company generally uses adjusted non-GAAP financial metrics to facilitate financial and operational decision-making, evaluate historical operating results, make comparisons to competitors’ operating results and determine management incentive compensation. Appendix A to this Proxy Statement defines the following adjusted non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

(1)

The Company believes that referring to comparable organic constant currency revenue growth rates is a useful way to evaluate the underlying performance of the Company’s net revenue. Organic constant currency revenue growth rate, a non-GAAP financial metric, measures the change in net revenue between current- and prior-year periods, excluding the impact of foreign currency exchange rates during the current period and excluding the impact of acquisitions made within twelve months of the acquisition close date. In 2023, the impact of foreign currency exchange rates decreased our GAAP revenue by approximately 1%, while the impact of acquisitions increased our GAAP revenue by approximately 3% as compared to 2022.

(2)

The Company believes that referring to comparable constant currency revenue growth rates is a useful way to evaluate the underlying performance of the Company’s net revenue. Constant currency revenue growth rate, a non-GAAP financial metric, measures the change in net revenue between current- and prior-year periods, without taking into account the impact of foreign currency exchange rates during the current period. The impact of foreign currency exchange rates decreased our three-year compound annual growth rate of revenue on a GAAP basis by approximately 1% in 2023 as compared to 2020.

(3)

The Company’s adjusted non-GAAP organic net income growth is based on net income reported in accordance with GAAP but adjusted to exclude certain charges and credits that the Company considers not directly related to ongoing operations and overall performance of the Company. In 2023, GAAP net income was adjusted to exclude purchased intangibles amortization, restructuring costs and certain other items, acquisitions related costs, retention bonus obligation, and certain income tax items. Net income was also adjusted to exclude the impact of acquisitions made within twelve months of the acquisition close date. The impact of these adjustments to GAAP net income for 2023 increased our adjusted non-GAAP organic net income growth by 6% as compared with our GAAP net income growth.

SHAREHOLDER OUTREACH PROGRAM

Shareholder Outreach and Say-on-Pay

The Compensation Committee values the opinions of our shareholders and considers the outcome of our annual Say-on-Pay shareholder vote in determining the structure of our executive compensation program, as well as in making future compensation decisions. Waters has historically received annual support from our shareholders for our executive compensation program. Shares voted in favor of our executive compensation program in 2022 and 2023 were approximately 88% and 80% of votes cast, respectively. The Compensation Committee has made changes to our executive compensation program over the past five years based in part on shareholder feedback, as described in further detail below.

Listening to Our Shareholders

Our shareholders continue to have favorable views of many of the aspects of our executive compensation program, including our emphasis on performance-based compensation and the strength of our performance goals. Our shareholders have also provided constructive feedback to the Company in certain areas of our executive compensation program. Key changes made in prior years to our executive compensation program in response to shareholder feedback include:

•	Beginning in 2020, the PSU weighting was increased from 30% to 50% of the total grant date value of annual LTI awards;

•	Beginning in 2020, 50% of annual PSU awards are eligible to be earned and vest based on achievement of a three-year adjusted non-GAAP constant currency revenue growth goal because long-term revenue growth is considered a strong indicator of sustained innovation and strong new product pipeline. The remaining 50% of annual PSU awards are eligible to be earned and vest based on relative TSR;

•	Post-vesting holding periods were implemented for PSU awards;

•	Annual LTI grants were generally re-sized around the market median; and

•	All excise tax gross-up provisions were eliminated from existing agreements with executives and we committed not to provide such gross-up provisions in the future.

COMPENSATION PHILOSOPHY, GOVERNANCE, AND PAY PRACTICES

Philosophy and Objectives of Waters’ Executive Compensation Program

Waters’ executive compensation program is intended to be both performance-based and market-competitive, with an emphasis on short- and long-term variable performance-based compensation. The objectives of the Company’s executive compensation program are as follows:

•	To focus executives on achieving financial and operating objectives that enhance long-term shareholder value;

•	To align the interests of executives with the Company’s shareholders; and

•	To attract and retain executive talent.

The Company’s executive compensation program is designed to motivate and reward executives for sustained high levels of achievement of the Company’s financial and operating objectives. In conjunction with our philosophy of emphasizing performance-based compensation, base salaries are generally targeted at or below the market median (determined as described below), with actual base salaries varying based on the performance, tenure, experience, and contributions of the executive officer, and target annual incentive awards are positioned to be at or slightly above the market median, with annual performance targets under these awards based on challenging operational and financial goals. In the aggregate, these two annual compensation components provide a target total cash compensation opportunity that approximates the median of the market. We believe that the structure of our total annual cash compensation effectively aligns our executives’ interests with those of our shareholders by placing an appropriate emphasis on the achievement of annual financial and operating objectives.

For longer-term alignment of the interests of our executives and shareholders, the Company grants annual LTI awards to executives, generally consisting of stock options and PSUs. The Company also grants RSUs from time to time, generally in connection with new hire and promotion grants that are outside our annual LTI granting process. Stock options provide value to the executive only if the Company’s stock price increases over time and PSUs will only be earned and vest partially based on the Company’s TSR as compared with a pre-established comparator group of companies and partially if the Company exceeds pre-established adjusted non-GAAP constant currency revenue growth goals, in each case, over a three-year performance period. The grant date value of annual LTI awards is generally targeted to be at the market median (determined as described below). The Compensation Committee, however, retains discretion to grant awards with grant date values either below or above the market median based on the executive’s performance, role, and grant size relative to other executives. RSUs for new hires and promotions generally vest over a three- to five-year period and encourage retention. Stock options and PSUs, which vest over a five-year period and three-year period, respectively, also serve as valuable retention tools. To further align our executives’ interests with those of our shareholders, PSUs also have a two-year post-vesting holding period requirement for the Chief Executive Officer position and a one-year post-vesting holding period requirement for all other executive officers.

In addition to the philosophy and structure of the executive compensation program as described above, the Compensation Committee also considers, as appropriate, the compensation practices for all Waters employees in reviewing the compensation for our named executive officers.

Compensation Governance and Pay Practices

Waters maintains strong pay and governance practices as outlined below. A full description of these policies and practices can be found in the discussion below in the section entitled “— Elements of Executive Compensation.”

What We Do	What We Don’t Do

● Post-vesting holding periods for PSU awards	● No executive perquisites

● Mandatory compensation recoupment policy for performance-based incentive awards	● No new or legacy excise tax gross-up provisions

● Market-competitive executive compensation levels	● No option repricing without shareholder consent

● Annual compensation risk assessment	● No ad-hoc discretionary or guaranteed annual cash bonus payments for named executive officers

● Anti-hedging policy

● Independent compensation consultant

● Double-trigger for accelerated equity vesting in connection with a change of control

● Robust director and executive officer stock ownership guidelines

●   PSU awards make up 50% of the total target grant date value of annual LTI awards and include a market-based component (relative TSR) and an internal performance metric (three-year adjusted non-GAAP constant currency revenue growth)

Stock Ownership Guidelines

In order to closely align their interests with those of the Company’s shareholders, the Company has minimum stock ownership guidelines for our executive officers and non-employee Directors. These guidelines require the accumulation by anyone who holds the CEO position of common stock equal to five times his or her base salary over a three-year period and the accumulation by our other executive officers of common stock equal to two times their base salary over a five-year period. The stock ownership guidelines for non-employee Directors require the accumulation of a minimum of five times the annual cash Board retainer over a five-year period.

If an executive officer or Director shall become non-compliant with the guidelines, he or she will have a period of twelve months to regain compliance with the guidelines. If, after such twelve-month period, the executive officer or Director remains non-compliant, then 50% of the net after-tax profit from any subsequent stock option exercise must be retained in shares of common stock until compliance with the guidelines is achieved. Exceptions to these stock ownership guidelines may be considered by the Compensation Committee. For purposes of these guidelines, in addition to any direct ownership of shares of common stock by an executive officer or Director, any shares of unvested restricted stock, unvested RSUs and vested “in-the-money” stock options granted by the Company to such executives or Directors apply toward the satisfaction of the guidelines. Unvested PSUs are not applied toward the satisfaction of stock ownership guidelines.

Ms. Bennett and Mr. Chaubal joined the Company in April 2021 and May 2021, respectively, and have until 2026 to meet the requirements of the ownership guidelines. Dr. Huang and Mr. Jiang were appointed to the Board effective January and July 2021, respectively, and have until 2026 to meet the requirements of the ownership guidelines. Mr. Brennan and Mr. Vergnano were appointed to the Board effective November 2022 and have until 2027 to meet the requirements of the ownership guidelines. Mr. Fearon was appointed to the Board effective March 2023 and has until 2028 to meet the requirements of the ownership guidelines. Dr. Batra did not meet the requirements of the ownership guideline as of December 31, 2023, primarily due to the drop in stock price since the beginning of 2023. Dr. Batra has met the requirement of the ownership guidelines after the March 2024 vesting of the PSUs that were granted in February 2021, as described below. Ms. Bennett and Messrs. Brennan, Chaubal, Fearon, and Jiang have not yet satisfied the requirements of the ownership guidelines but are each within their initial compliance periods as noted above. Our other Directors, Ms. Baddour, Drs. Huang and Ornskov and Messrs. Kuebler and Vergnano, have satisfied the requirements of the ownership guidelines.

Recoupment Policy

In 2023, the Company adopted a mandatory recoupment policy for performance-based incentive awards paid to current or former executive officers to be in full compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable listing standards. Under this policy, if the Company is required to prepare an accounting restatement of its financial results due to noncompliance with reporting requirements under securities laws, the Compensation Committee will require reimbursement of any overpayment of performance-based incentive awards for the previous three fiscal years, as specified in the policy.

In October 2023, the Company also amended and restated its previous discretionary recoupment policy for cash incentive compensation paid to current or former Company executive officers. Under this amended and restated policy, if the Board (or an authorized committee thereof, such as the Compensation Committee) determines that (i) the cash incentive compensation paid to an executive officer was based on a misstatement of financial results or operating objectives directly arising from such executive officer’s misconduct, or (ii) an executive officer willfully violated an employment obligation, in each case, the Board (or a duly authorized committee thereof) may recover from the applicable executive officer any cash incentive compensation in an amount that it considers appropriate under the circumstances. This discretionary recoupment policy serves as a supplement to the SEC-compliant recoupment policy described above.

COMPENSATION SETTING PROCESS

Competitive Market Assessment

Competitive market data is an important factor used by the Compensation Committee in determining the amount of each element of compensation for our named executive officers. The Compensation Committee utilizes Pearl Meyer to provide advice and analysis on the structure of our executive compensation program as well as competitive data on base salary, total cash compensation, and long-term incentives. Pearl Meyer prepares this competitive assessment annually for the Compensation Committee. The Compensation Committee reviews the target total direct compensation of each named executive officer, which includes base salary, target annual incentive award and the grant date value of the LTI awards. The Compensation Committee also reviews each named executive officer’s total compensation opportunity to ensure that it contains an appropriate level of performance-based compensation and is designed to meet the overall objectives of our executive compensation program. The Compensation Committee considers a range of factors in determining the amount of each compensation element for each named executive officer. The range of factors includes Company performance, individual performance and experience, competitive market data, hiring and retention needs, scope of responsibility, and an individual’s potential for making future contributions to the Company.

Pearl Meyer and the Compensation Committee utilize a core industry peer group of 17 publicly traded companies in the life sciences and analytical instrument industry with generally similar revenues and market capitalization as Waters.

The industry peer group used for 2023 executive compensation decisions was comprised of the following companies.

Agilent	IDEXX Laboratories
Avantor	Illumina
Bio-Rad Laboratories	Mettler-Toledo
Bio-Techne	Perkin Elmer
Catalent	ResMed
Charles River Laboratories	STERIS
Cooper Companies	Teleflex
Edwards Lifesciences	West Pharmaceutical
Hologic

Each year, Pearl Meyer evaluates the peer group for its continued appropriateness for external executive compensation comparisons based on the primary selection criteria of similarity in industry, products and services, revenue, and market capitalization. At the time the peer group was originally selected, we targeted peers with both revenue and market capitalization ranging between 33% to 300% of Waters’ revenue and market capitalization.

The Compensation Committee monitors the peer group year to year to determine if changes are needed. The median revenue for the peer group for the four quarters ended prior to September 2022 was $3.9 billion and the median market capitalization for the peer group as of September 2022 was $16.1 billion. Waters’ revenue and market capitalization for the same period were $2.9 billion and $16.1 billion, respectively, representing approximately the 15th percentile of our peer group revenue and 50th percentile of our peer group market capitalization for 2022. Based on this analysis, the Compensation Committee did not adjust our peer group for 2023.

Pearl Meyer and the Compensation Committee also utilize independent, globally recognized executive compensation published surveys. The Compensation Committee uses this broad survey data in combination with the peer group data in evaluating our named executive officers’ compensation. The Compensation Committee does not rely upon data from any one individual company included in any of these surveys in making compensation decisions. Data from these surveys and/or the peer companies are combined to develop a primary market composite, which the Compensation Committee uses to compare our named executive officers’ compensation against the market.

ELEMENTS OF EXECUTIVE COMPENSATION

There are three primary elements of our executive compensation program: base salary, annual incentive awards, and LTI awards. Each element addresses specific objectives of this program and together they are intended to meet the overall philosophy and objectives of our executive compensation program as described above. The mix of short-term cash incentives and long-term equity incentives focuses executives on the achievement of annual and longer-term financial and operating objectives that drive long-term shareholder value. The design of these incentive programs fosters a high degree of performance orientation through the measures chosen for each plan, which emphasize sales growth, profitability and TSR. The short- and long-term incentive plans also enable significant differentiation among individuals through the use of an individual performance modifier under the AIP and LTI grant values based on a number of factors, including individual performance and experience and competitive market data.

The Compensation Committee reviews the combined total of these three compensation elements (measured at target for annual and long-term incentives, as applicable, and assuming target performance for PSUs), or target total direct compensation, in order to appropriately position total target direct compensation relative to both the market and the Company’s objectives. Although the amount of each element of compensation for each named executive officer differs based on position-specific market data, the critical nature of the executive’s position to the business, the executive’s level of contribution, and other individual factors, the overall structure and compensation elements utilized in 2023 are consistent for our CEO and our other named executive officers, with the total target direct compensation generally targeted at approximately the 50th percentile of the market.

Compensation Element	Objective	Target Position to Market	2023 Market for Named Executive Officers (1)

Base Salary	To attract and retain executives and other key employees.	Generally targeted at or below the 50th percentile of the market. Actual individual salaries may vary based on an executive’s performance, tenure, experience and contributions.	The overall market position for base salaries in 2023 was at approximately the 60th percentile of the market.

Annual Incentive	To motivate executive officers to achieve challenging financial and operational goals as established by the Compensation Committee at the beginning of the fiscal year.

Target payouts based on 100% achievement of performance goals are generally positioned at or slightly above the 50th percentile in order to achieve a target total cash opportunity (base salary plus target annual incentive) that approximates the 50th percentile of the market. Achievement of threshold performance goals is required for any payout.

The overall market position for total target cash opportunity (that is, the sum of base salary and target annual incentive) was at approximately the 55th percentile of the market.

Long-Term Performance- Based Equity Incentive Awards

To motivate executives and other key employees to contribute to the Company’s long-term growth of shareholder value and to align compensation with the growth in Waters’ stock price and achievement of the Company’s strategic growth goals. LTI awards are also designed to assist in the retention of executives and key employees.

		Annual LTI awards are targeted to be around the 50th percentile of the market. Actual individual grants are determined based on the executive’s position, performance, tenure, experience and contributions.	LTI awards granted in 2023 were at approximately the 45th percentile of the market.

(1)

The 2023 market position described in the above table reflects the analyses completed by Pearl Meyer in the fourth quarter of 2022 based on the market composite data described above. The market position described in the table above includes the cash compensation comprised of base salary and target annual incentive bonus for each named executive officer for 2023, as well as the annual LTI awards granted by the Compensation Committee to our named executive officers in February 2023.

Base Salary

The base salaries for the CEO and other named executive officers are reviewed annually by the Compensation Committee. Consistent with the compensation practices established for all Company employees, the individual salaries for the CEO and named executive officers are determined based upon a combination of factors, including past individual performance and experience, Company performance, scope of responsibility, an individual’s potential for making contributions to future Company performance, and annual base salary increase guidelines. The Compensation Committee considers all these factors in determining base salary and base salary increases and does not assign a specific weighting to any individual factor.

Assessment of Base Salary and Promotional Increases

In addition to considering the factors listed above, the Compensation Committee also considers the competitive market position of each named executive officer’s base salary. Any base salary increases are generally approved by the Compensation Committee in February of each year. The competitive assessments completed by Pearl Meyer at the end of 2022 provided the market information used in determining the base salaries for our named executive officers in 2023.

Based on Pearl Meyer’s market assessment of the overall environment for base salary increases in addition to the individual’s performance and contribution, the Compensation Committee increased the base salary for each of our named executive officers in 2023, effective as of January 1, 2023, as follows:

Name	2023 Base Salary Increases

Udit Batra, Ph.D.	5.8%

Amol Chaubal	5.6%

Jianqing Y. Bennett	2.9%

Jonathan M. Pratt	3.9%

Annual Incentive

The Compensation Committee periodically reviews the Company’s AIP with Pearl Meyer. The objectives of this review are to consider the alignment of this plan with Waters’ compensation philosophy and emphasis on pay-for-performance and to review the performance metrics and goals utilized under the plan to ensure they provide the best ongoing motivators for our executives and other key employees to execute our business strategy and create shareholder value.

2023 Annual Incentive Plan

The AIP is the short-term incentive plan for our named executive officers, other executives, and other key employees. Any potential payout under the 2023 AIP for our CEO and other named executive officers would be based upon the achievement of adjusted non-GAAP organic constant currency revenue growth goals (weighted 50%) and adjusted non-GAAP organic net income growth goals (weighted 50%). The Compensation Committee’s view is that using a constant currency revenue growth metric reinforces the Company’s belief that revenue growth drives our overall success and enables us to continue to invest in future growth and innovation and that the adjusted non-GAAP organic net income growth metric incentivizes operational results and reflects the ongoing operational efforts of our executives and other employees.

The AIP also incorporates an individual performance modifier in its plan design, which allows the Compensation Committee to distinguish an individual’s contribution to the overall results achieved against the pre-established corporate performance goals, by increasing or decreasing an individual’s payout by up to 50%, while maintaining specific, measurable objectives. The individual performance modifier permits the Compensation Committee to better recognize individual performance that contributed to our overall results in an amount up to the 200% of target maximum payout cap under the AIP.

Assessment of 2023 Annual Incentive Plan

Target annual incentive bonuses for each named executive officer under the AIP are based on a percentage of the executive’s base salary, as follows: Dr. Batra (125% of base salary) and Messrs. Chaubal and Pratt and Ms. Bennett (75% of base salary), with actual bonuses determined based on performance against goals established by the Compensation Committee.

A summary of our 2023 AIP payout structure as a percentage of our named executive officer’s base salary is described in the table below.

2023 AIP Payout Structure as a Percent of Base Salary(1)
Name	Below Threshold Performance	Threshold Performance (0.5 x Target)	Target Performance (1.0 x Target)	Maximum Performance (2.0 x Target)

Udit Batra, Ph.D.	0%	62.5%	125%	250%

Amol Chaubal	0%	37.5%	75%	150%

Jianqing Y. Bennett	0%	37.5%	75%	150%

Jonathan M. Pratt	0%	37.5%	75%	150%

(1)	Payouts are interpolated for performance between threshold, target and maximum levels. There is no payout for performance below threshold.

For 2023, payouts under the AIP were based upon the achievement of an adjusted non-GAAP organic constant currency revenue growth goal (weighted 50%) and a non-GAAP organic net income growth goal (weighted 50%). Adjusted non-GAAP organic constant currency revenue growth and adjusted non-GAAP organic net income growth are financial measures that are not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines these and other adjusted non-GAAP financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

Prior to the application of any individual performance modifier, as described below, in order to receive a payout equal to 100% of the executive’s target annual bonus, the Company has to achieve 100% of the target performance goals established for the year. Threshold performance for any metric results in a payout equal to 50% of our named executive officer’s target annual bonus related to that metric, and below threshold performance for any metric results in no payout related to that metric. In 2023, the maximum payout opportunities were 200% of target. The Compensation Committee believes that this maximum payout opportunity is consistent with the Company’s philosophy to position total target cash compensation at the median of the market and to provide the opportunity for greater reward for overachievement of challenging performance goals. As discussed in detail below, the Compensation Committee establishes annual performance goals which are intended to be challenging but achievable if Company performance is strong.

In 2023, the Compensation Committee utilized adjusted non-GAAP organic constant currency revenue growth and adjusted non-GAAP organic net income growth as performance metrics under the AIP for our named executive officers. Use of an adjusted non-GAAP organic constant currency revenue growth goal supports the Company’s belief that revenue growth drives our overall success and enables us to continue to invest in future growth and innovation. The adjusted non-GAAP organic constant currency revenue growth goals are based on revenue reported in accordance with GAAP but measure the change in net revenue between two periods, without taking into account the impact of foreign currency exchanges rates during the period and excluding the impact of acquisitions made within twelve months of the acquisition close date. Use of an adjusted non-GAAP organic net income growth goal promotes executive team alignment, focuses the executive team on operational efficiencies and profitable growth, provides a long-term perspective among executives, and drives long-term shareholder value. The adjusted non-GAAP organic net income growth goals are based on the Company’s net income reported in accordance with GAAP but adjusted to exclude certain charges and credits, net of tax, including, but not limited to, purchased intangibles amortization, acquired in-process research and development, restructuring costs and certain other items, pension costs, litigation provisions, and certain income tax items. The Company considers these items not directly related to ongoing operations and performance and therefore excludes them from the performance goals set under the AIP. Net income was also adjusted to exclude the impact of acquisitions made within twelve months of the acquisitions’ close date so the performance goals set under the AIP are more directly related to ongoing operations and performance and comparable to the prior year.

The performance goals required for payout under the 2023 AIP are outlined in the table below.

2023 AIP Performance Targets and Achievement
2023 Performance Measures	Below Threshold Performance	Threshold Performance	Target Performance	Maximum Performance	Actual Achievement

2023 adjusted non-GAAP organic revenue growth in constant currency over 2022 (weighted 50%)	<4%	4%	7%	14%	-2%

2023 adjusted non-GAAP organic net income growth over 2022 (weighted 50%)	<3%	3%	6%	15%	-3%

Because the threshold performance was not achieved for either the adjusted non-GAAP organic constant currency revenue growth or the adjusted non-GAAP organic net income growth performance metrics, there were no payouts under the AIP for named executive officers in 2023.

Long-Term Performance-Based Equity Incentive Awards

Multiple factors, considered collectively, are reviewed by the Compensation Committee in determining the overall equity value to award each named executive officer. These factors include competitive market data, dilution, share usage, stock compensation expense, the financial and operational performance of the Company, each named executive officer’s individual performance, and the value of equity grants both individually to each named executive officer and in the aggregate to all named executive officers. The Compensation Committee believes that it is important to provide meaningful reward and recognition opportunities to our named executive officers that are performance-based and are intended to align with long-term value creation to our shareholders.

It has been the long-standing practice of the Compensation Committee to utilize non-qualified stock options to align the interests of our named executive officers and other executives with those of Waters’ shareholders. We continue to believe that stock options provide strong alignment between shareholders and these executives because the value of a stock option to an executive is directly related to the stock price appreciation delivered to shareholders following the grant date of the option. If our stock price does not appreciate, the executive will not realize any value with respect to the stock option.

The Compensation Committee grants PSUs to provide an equity-based award tied to a performance goal other than absolute increase in stock price (which is the case with stock options). Our shareholders have expressed the view that relative TSR is an appropriate performance metric for use in our PSU program given that it directly correlates to Company and stock price performance, and the Compensation Committee also believes that it is an appropriate and effective metric to further tie compensation realized to performance. Our PSU design was modified in 2020 so that 50% of the award is tied to three-year adjusted non-GAAP constant currency revenue growth, which the Compensation Committee believes is a strong indicator of sustained innovation as it requires a strong new product pipeline to maintain ongoing three-year revenue growth. The three-year constant currency revenue growth metric is an adjusted non-GAAP financial metric that measures the change in net revenue between two periods, without taking into account the impact of foreign currency exchanges rates during the period.

The Compensation Committee also grants RSUs from time to time, including to new hires and in connection with promotions. We believe that RSUs serve an important retention function and are appropriate for newly hired and promoted executives in order to increase their stock ownership to align their interests with those of our shareholders. We did not grant any RSUs to our named executive officers in 2023.

Annual LTI grants in February 2023 were targeted at the market median for named executive officers and are structured as follows:

•	Approximately 50% of the annual grant value was delivered in the form of stock options and 50% in the form of PSUs (assuming target performance); and

•	Approximately 50% of the PSU grant value is tied to relative TSR and 50% is tied to three-year adjusted non-GAAP constant currency revenue growth.

Non-qualified stock options generally vest 20% each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date. Non-qualified stock options have an exercise price equal to the closing price of Waters’ common stock on the grant date and have a ten-year term.

PSUs vest after the three-year performance period ends based upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award. Each earned and vested PSU will be settled by delivery of one share of our common stock. To further align the design of PSUs with the long-term interests of shareholders, all PSUs have a post-vesting holding period on the shares received (after payment of tax) in respect of earned PSUs, which is two years in the case of the CEO and one year in the case of the other named executive officers. Relative TSR-based PSUs, comprising 50% of the annual PSU awards (at target), will be eligible to vest based on the achievement of the Company’s TSR relative to the TSR of each company in the S&P 500 Health Care Index over a three-year performance period. The number of shares earned under the relative TSR-based PSUs will be determined based on the relative TSR achieved as compared to TSR for the companies included in the S&P 500 Health Care Index, with straight line interpolation between these performance levels, as shown in the chart below.

TSR Percentile Rank	Applicable Payout Percentage of Target for Relative TSR-based PSUs

= > 75th Percentile	200%

50th Percentile	100%

< = 25th Percentile	0%

If Waters’ TSR is negative, in no event will more than 100% of the target number of shares subject to the relative TSR-based portion of an award be earned.

Revenue-based PSUs, comprising 50% of the annual PSU awards (at target), will be eligible to be earned and vest based on the achievement of an adjusted non-GAAP constant currency compound annual growth rate goal over a three-year performance period. The threshold, target, and maximum performance goals will be established on the grant date and based on the Company’s long-term strategic plan as of that date. These goals are intended to be challenging but achievable if Company performance is strong. The number of shares earned under the revenue-based PSUs will be determined based on the adjusted non-GAAP constant currency growth rate achieved and can range from 0% of the target shares subject to the revenue-based PSUs if the minimum threshold growth rate is not met, 100% of the target shares subject to the revenue-based PSUs if the target growth rate is achieved, to a maximum of 200% of the target shares subject to the revenue-based PSUs if the maximum growth rate is achieved, with straight line interpolation between these performance levels.

Competitive market data for long-term performance-based equity incentive awards is prepared for the Compensation Committee by Pearl Meyer. As noted above, the Compensation Committee uses this data as one of the factors in determining the size of the equity grant for each named executive officer.

2021-2023 PSU Performance Results

The PSUs granted in February 2021 vested in 2024 upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award. The performance metric for these awards was 50% based on relative TSR and 50% based on adjusted non-GAAP constant currency revenue growth over a three-year period. Relative TSR for the three-year performance period ending on December 31, 2023 was 29%, or in the 67th percentile of the S&P 500 Health Care Index, resulting in a payout of 169% of target for the portion of PSUs based on relative TSR. The three-year compound annual growth rate of revenue for the performance period ending on December 31, 2023 was 8% and 9% on a GAAP and adjusted non-GAAP constant currency basis, respectively. This level of achievement exceeded the revenue-based PSU target of 6% on an adjusted non-GAAP constant currency basis and resulted in a payout of 157% of target for the portion of PSUs based on adjusted non-GAAP constant currency revenue growth.

Perquisites and Benefits

The Company generally does not offer any perquisites solely for the benefit of our named executive officers. Our named executive officers are eligible to participate in compensation and benefit plans that are generally offered to other employees, such as the 401(k) Plan, the Employee Stock Purchase Plan and health and insurance plans. Our named executive officers are also eligible to participate in the 401(k) Restoration Plan that is available to all employees who meet certain minimum earnings eligibility criteria. This plan is described more fully in the narrative that accompanies the Non-Qualified Deferred Compensation table in this Proxy Statement. From time to time, we provide relocation assistance to our executives in accordance with our executive relocation program.

Severance and Change of Control Arrangements

The Company provides severance protection to each of our named executive officers pursuant to a Change of Control/Severance Agreement in the event that their employment is terminated by the Company without cause or they resign for good reason in connection with a change of control. Our severance and change of control protections are designed to ensure continuity of executive leadership in the event of a change of control of the Company and to ensure the ability of executives to evaluate a potential change of control in the best interests of the Company and shareholders. For a description of the severance and change of control protections in our named executive officers’ Change of Control/Severance Agreements, please see the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

The Company also provides Dr. Batra and Mr. Chaubal with certain severance protections pursuant to their employment agreement or offer letter in the event their employment is terminated by the Company other than for cause or if the executive resigns for good reason outside of the change of control context, as described below in the “— Payments Upon Termination or Change of Control” section of this Proxy Statement.

Tax Implications

Section 162(m) of the Internal Revenue Code generally limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and certain other named executive officers in excess of $1 million. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for Waters’ success and meets the other objectives described above. Consequently, the Compensation Committee has and will continue to pay compensation that is not tax deductible, in whole or in part, or is otherwise limited as to tax deductibility.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Waters specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Exchange Act. Based on its review and these discussions, on March 11, 2024 the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Christopher A. Kuebler (Chair)  Dr. Flemming Ornskov, M.D., M.P.H.   Mark P. Vergnano

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the compensation of our named executive officers for the years ended December 31, 2023, 2022 and 2021.

2023 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
		(b)	(c)	(d)	(e)	(f)	(g)	(h)

Udit Batra, Ph.D. President and Chief Executive Officer (a)	2023	$1,097,500	—	$3,825,193	$3,750,043	—	$69,444	$8,742,180
	2022	$1,038,472	—	$3,044,893	$3,249,907	$2,056,778	$19,500	$9,409,550
	2021	$1,000,000	—	$2,785,291	$2,499,991	$2,350,241	$18,036	$8,653,559

Amol Chaubal Senior Vice President and Chief Financial Officer	2023	$563,750	—	$1,024,196	$999,951	—	$71,915	$2,659,812
	2022	$533,663	—	$948,004	$949,948	$634,833	$65,815	$3,132,263
	2021	$300,000	$200,000	$749,991	$749,996	$470,048	$17,400	$2,487,435

Jianqing Y. Bennett Senior Vice President, TA Instruments Division	2023	$601,292	—	$752,817	$734,919	—	$19,800	$2,108,828
	2022	$584,351	—	$748,426	$749,970	$636,316	$21,006	$2,740,069
	2021	$399,785	—	$999,888	$649,945	$560,673	$17,400	$2,627,691

Jonathan M. Pratt Former Senior Vice President, Waters Division (a)	2023	$568,577	—	$819,434	$800,013	—	$75,408	$2,263,432
	2022	$584,351	—	$748,426	$749,970	$694,163	$81,221	$2,858,131
	2021	$516,308	—	$713,247	$649,900	$747,565	$46,651	$2,673,671

(a)	Dr. Batra did not receive additional compensation for his service as a director in 2023, 2022 or 2021. Mr. Pratt terminated employment with Waters on October 27, 2023.

(b)	Reflects the base salary earned by the named executive officers during 2023, 2022 and 2021.

(c)	Reflects the sign-on bonus paid to Mr. Chaubal in conjunction with his commencement of employment with the Company.

(d)

Reflects the aggregate grant date fair value of PSUs and/or RSUs granted to the named executive officer in the applicable year, in each case, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the PSUs that are eligible to be earned based on relative TSR was determined based on a Monte Carlo simulation model, which is based on the probable outcome of the performance conditions associated with such portion of the award, and includes a discount for the post-vesting holding period. The grant date fair value of the PSUs that are eligible to be earned based on three-year adjusted non-GAAP constant currency revenue growth and the RSUs was determined by multiplying the number of shares subject to the award (at target for the PSUs) by the closing price of Waters’ common stock on the date the award was granted, and includes a discount for the post-vesting holding period for PSUs. The assumptions used to calculate the foregoing amounts are disclosed in Note 14 to the Waters Corporation Annual Report on Form 10-K for the years ended December 31, 2023, 2022 and 2021, as applicable. The aggregate grant date fair value of the PSUs granted during 2023, assuming achievement of the highest level of performance, was $7,650,386 for Dr. Batra, $2,048,392 for Mr. Chaubal, $1,505,634 for Ms. Bennett and $1,638,869 for Mr. Pratt. The aggregate grant date fair value of the PSUs granted during 2022, assuming achievement of the highest level of performance, was $6,089,786 for Dr. Batra, $1,896,008 for Mr. Chaubal and $1,496,852 for each of Ms. Bennett and Mr. Pratt. The aggregate grant date fair value of the PSUs granted during 2021, assuming achievement of the highest level of performance, was $5,570,582 for Dr. Batra and $1,126,634 for Mr. Pratt.

(e)

Reflects the aggregate grant date fair value of non-qualified stock options granted to the named executive officer in the applicable year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in Note 14 to the Waters Corporation Annual Report on Form 10-K for the years ended December 31, 2023, 2022, and 2021, as applicable. The closing price of the Company’s common stock on February 8, 2023, the date that stock options were granted to Dr. Batra, Messrs. Chaubal and Pratt and Ms. Bennett, was $342.29. The closing price of the Company’s common stock on February 17, 2022, the date that stock options were granted to Dr. Batra, Messrs. Chaubal and Pratt and Ms. Bennett, was $314.98. The closing price of the Company’s common stock on February 18, 2021, the date that stock options were granted to Dr. Batra and Mr. Pratt, was $280.80. The closing price of the Company’s common stock on May 12, 2021, April 5, 2021 and May 3, 2021, the dates that stock options were granted to Mr. Chaubal, Ms. Bennett and Mr. Pratt, respectively, was $303.64, $295.65 and $301.67, respectively.

(f)	Reflects the annual incentive compensation earned in 2023, 2022 and 2021 under the Company’s AIP.

(g)

Includes the matching contribution made for the benefit of each named executive officer under the 401(k) Restoration Plan, a non-qualified retirement plan, and our 401(k) Plan, a qualified retirement plan. The amounts included in the “Tax Gross-Ups” column below represent reimbursement for taxes related to service awards granted upon achievement of specific service milestones, a practice established for all employees of the Company. The amounts included in the “Other” column below represents service awards for Dr. Batra, as he achieved his three-year service milestone in 2023. A summary of these amounts for 2023 is provided in the table below:

Named Executive Officer	Matching Contributions 401(k) Restoration Plan and 401(k) Plan	Tax Gross-Ups	Other

Udit Batra, Ph.D.	$69,300	$64	$80

Amol Chaubal	$71,915	—	—

Jianqing Y. Bennett	$19,800	—	—

Jonathan M. Pratt	$75,408	—	—

(h)	Reflects the total of compensation elements reported in columns (b) through (g) for 2023 and, if applicable, 2022 and 2021.

Grants of Plan-Based Awards

The table below sets forth the range of potential payouts under the AIP and the grants of stock options and PSUs made to our named executive officers in the year ended December 31, 2023.

2023 Grants of Plan-Based Awards

Name	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

			(a)	(a)	(a)	(b)	(b)	(b)	(c)	(d)	(e)

Udit Batra, Ph.D.	Stock Option	2/8/2023	—	—	—	—	—	—	28,978	$342.29	$3,750,043
	PSU	2/8/2023	—	—	—	5,477	10,955	21,910	—	—	$3,825,193
	AIP	—	$343,750	$1,375,000	$2,750,000	—	—	—	—	—	—

Amol Chaubal	Stock Option	2/8/2023	—	—	—	—	—	—	7,727	$342.29	$999,951
	PSU	2/8/2023	—	—	—	1,460	2,921	5,842	—	—	$1,024,196
	AIP	—	$105,937	$423,750	$847,500	—	—	—	—	—	—

Jianqing Y. Bennett	Stock Option	2/8/2023	—	—	—	—	—	—	5,679	$342.29	$734,919
	PSU	2/8/2023	—	—	—	1,073	2,147	4,294	—	—	$752,817
	AIP	—	$112,875	$451,500	$903,000	—	—	—	—	—	—

Jonathan M. Pratt	Stock Option	2/8/2023	—	—	—	—	—	—	6,182	$342.29	$800,013
	PSU	2/8/2023	—	—	—	1,168	2,337	4,674	—	—	$819,434
	AIP	—	$114,000	$456,000	$912,000	—	—	—	—	—	—

(a)

Reflects the range of potential payouts under the Company’s AIP for threshold, target and maximum performance for 2023. The amount listed in the threshold column is equal to the threshold level payout based on the achievement of Company performance goals, reduced by 50% for the individual performance modifier based on individual performance. The amount listed in the maximum column is equal to the maximum payout based on the achievement of Company and individual performance goals (200% of target). For a description of the AIP, please refer to the section titled “— Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive” above.

(b)

Reflects the number of PSUs granted by the Compensation Committee under the Company’s 2020 Equity Incentive Plan on February 8, 2023 to each of our named executive officers. The PSU grants for 2023 are eligible to be earned based 50% on relative TSR and 50% on three-year adjusted non-GAAP constant currency revenue growth. The PSUs based on relative TSR are earned if the Company’s TSR meets or exceeds a specified level of TSR relative to the TSR for the companies included in the S&P 500 Health Care Index over a three-year performance period, generally subject to continued employment through the vesting date of the award. The PSUs based on three-year adjusted non-GAAP constant currency revenue growth are earned if the Company’s three-year compound annual growth rate meets or exceeds a specified level, generally subject to continued employment through the vesting date of the award. Amounts in the threshold column with respect to the PSUs reflect the number of PSUs that would be earned if threshold performance were achieved (in the case of PSUs based on relative TSR, a TSR percentile rank above the 25th percentile and in the case of PSUs based on three-year adjusted non-GAAP constant currency revenue growth, a revenue growth rate above the threshold goal), amounts in the target column (100% of the target award) reflect the number of PSUs that would be earned if target performance were achieved (in the case of PSUs based on relative TSR, a TSR percentile rank of 50th percentile and in the case of PSUs based on three-year adjusted non-GAAP constant currency revenue growth, a revenue growth rate of the target performance goal), and amounts in the maximum column (200% of the target award) reflect the number of PSUs that would be earned if maximum performance were achieved (in the case of PSUs based on relative TSR, a TSR percentile rank of 75th percentile or greater and in the case of PSUs based on three-year adjusted non-GAAP constant currency revenue growth, a revenue growth rate above the maximum goal). The number of PSUs earned under each metric is interpolated between threshold, target, and maximum performance levels.

(c)

Reflects the number of non-qualified stock options granted by the Compensation Committee under the Company’s 2020 Equity Incentive Plan on February 8, 2023 to each of our named executive officers. The stock options granted in 2023 vest as to 20% of the underlying shares each year on the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date.

(d)	Reflects the closing price of a share of our common stock on the grant date of the stock option.

(e)

Amounts shown in this column, with respect to non-qualified stock options granted in 2023, reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Amounts shown in this column, with respect to PSUs that are eligible to be earned based on relative TSR, were determined based on a Monte Carlo simulation model, which is based on the probable outcome of the performance conditions associated with such portion of the award, and includes a discount for the post-vesting holding period. The grant date fair value of the PSUs that are eligible to be earned based on three-year adjusted non-GAAP constant currency revenue growth was determined by multiplying the number of shares subject to the award (at target) by the closing price of Waters’ common stock on the date the award was granted and includes a discount for the post-vesting holding period. Assuming the maximum level of performance is achieved, the aggregate grant date fair value of the PSUs granted in 2023 was $7,650,386 for Dr. Batra, $2,048,392430 for Mr. Chaubal, $1,505,634 for Ms. Bennett and $1,638,869 for Mr. Pratt. The assumptions used to calculate these amounts are disclosed in Note 14 to the Annual Report.

Narrative Disclosure to the Summary Compensation Table and the Grants of Plan Based Awards Table

Dr. Batra, Mr. Chaubal and Ms. Bennett are party to an employment agreement or offer letter with us. Pursuant to Dr. Batra’s employment agreement, which was entered into in connection with his commencement of employment with us in 2020, he is entitled to an initial base salary of $1,000,000, which has subsequently been increased, and is entitled to a target annual incentive bonus equal to 125% of his base salary. In 2021, Mr. Chaubal and Ms. Bennett each entered into an offer letter with us in connection with their respective commencements of employment, which entitled them to an initial annual base salary of $500,000 and $568,000, respectively, which have subsequently been increased, and a target annual incentive bonus equal to 75% of their base salaries. Mr. Pratt did not receive any severance payments or benefits in connection with his termination of employment on October 27, 2023.

Each of our named executive officers is entitled to participate in our employee benefit plans. The severance payments and benefits to which each of our named executive officers are entitled are described under the “— Payments Upon Termination or Change of Control” section of this Proxy Statement. Each of our named executive officers was eligible to participate in the Company’s AIP for 2023.

Each of our named executive officers was granted non-qualified stock options in 2023. The non-qualified stock option awards listed in the Grants of Plan-Based Awards Table vest as to 20% of the underlying shares on each of the first five anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date, have a ten-year term, and have an exercise price equal to the closing market price of the Company’s common stock on the date of grant. Each of our named executive officers was granted PSUs in 2023. The PSUs listed in the Grants of Plan-Based Awards Table may be earned as to 50% based on the Company’s TSR relative to the TSR for the companies included in the S&P 500 Health Care Index over a three-year performance period and as to 50% based on the Company’s three-year adjusted non-GAAP constant currency revenue growth rate. The PSUs, to the extent earned, vest after the end of the three-year performance period, generally subject to continued employment through the vesting date of the award. The maximum payout for PSUs is 200% of target. There is a post-vesting holding requirement for shares earned in respect of PSU awards of two years for the CEO and one year for other executive officers.

Outstanding Equity Awards

The table below sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2023. Mr. Pratt forfeited his unvested equity awards when he resigned in October 2023 and did not have any outstanding equity awards as of December 31, 2023.

Outstanding Equity Awards at Fiscal Year-End 2023

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

	(a)	(a)		(a)			(b)	(b)

Udit Batra, Ph.D.	21,046	14,031	$212.02	9/1/2030	—	—	—	—
	10,795	16,194	$280.80	2/18/2031	13,843(d)	$4,557,531(d)	—	—
	6,078	24,312	$314.98	2/17/2032	—	—	20,636	$6,793,990
	—	28,978	$342.29	2/8/2033	—	—	21,910	$7,213,429

Amol Chaubal	3,436	5,156	$303.64	5/12/2031	1,482(c)	$487,919(c)	—	—
	1,776	7,107	$314.98	2/17/2032	—	—	6,032	$1,985,915
	—	7,727	$342.29	2/8/2033	—	—	5,842	$1,923,362

Jianqing Y. Bennett	2,847	4,271	$295.65	4/5/2031	2,030(c)	$668,337(c)	—	—
	1,402	5,611	$314.98	2/17/2032	—	—	4,762	$1,567,793
	—	5,679	$342.29	2/8/2033	—	—	4,294	$1,413,714

(a)

The expiration date for all non-qualified stock option grants is ten years from the date of grant. All non-qualified stock options vest as to 20% of the underlying shares on each of the first, second, third, fourth and fifth anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date.

(b)

PSUs that vest upon the Compensation Committee’s determination of the achievement of the performance conditions stated in the award following the end of the three-year performance period on December 31, 2024 (for PSUs granted on February 17, 2022) and December 31, 2025 (for PSUs granted on February 8, 2023), generally subject to continued employment through that date. Amounts included in these columns are the number of PSUs that would be earned based upon maximum performance for PSUs granted on February 17, 2022 and February 8, 2023, in each case, as well as their value based on such numbers of PSUs multiplied by $329.23, which is the closing price of Waters common stock on December 31, 2023.

(c)

RSUs granted to Mr. Chaubal and Ms. Bennett on May 12, 2021 and April 5, 2021, respectively, vest as to 20% per year on each of the first five anniversaries of the date of grant. RSU grants are generally subject to continued employment through the applicable vesting date. Dollar amounts included in the column have been determined by multiplying the number of outstanding RSUs by $329.23, which was the closing price of Waters common stock on December 31, 2023.

(d)

PSUs that vested in February 2024 based on the achievement of the performance conditions stated in the award with respect to the three-year performance period ending on December 31, 2023. The amounts included are the number of PSUs that were earned based upon performance (169% of target for PSUs based on relative TSR and 157% of target for PSUs based on three-year adjusted non-GAAP constant currency revenue growth), as well as their value determined by multiplying the number of earned PSUs by $329.23, which is the closing price of Waters common stock on December 31, 2023.

Option Exercises and Stock Vested

The table below sets forth certain information regarding stock option awards exercised by, and shares of our common stock delivered upon vesting of PSUs and RSUs to, our named executive officers during the last fiscal year.

Option Exercises and Stock Vested Fiscal Year 2023
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
		(a)		(b)

Udit Batra, Ph.D.	—	—	3,931	$1,104,690

Amol Chaubal	—	—	494	$133,874

Jianqing Y. Bennett	—	—	676	$204,598

Jonathan M. Pratt	13,032	$463,583	3,732	$1,143,272

(a)	Equals the Company’s stock price on the exercise date, minus the per share exercise price of the non-qualified stock option, multiplied by the number of shares acquired on exercise.

(b)	Equals the Company’s stock price on the vesting date multiplied by the number of shares acquired on vesting.

Non-Qualified Deferred Compensation

The table below summarizes non-qualified deferred compensation plan benefits in the last fiscal year for our named executive officers.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

	(a)	(b)	(c)		(d)

Udit Batra, Ph.D.	$109,750	$49,500	$22,404	—	$181,654

Amol Chaubal	$275,012	$52,115	$68,829	—	$513,986

Jianqing Y. Bennett	—	—	—	—	—

Jonathan M. Pratt	$459,610	$55,608	$190,317	—	$1,104,087

(a)	Amounts in this column are also reported as salary (column (b)) in the Summary Compensation Table.

(b)

Amounts in this column represent Company contributions to the 401(k) Restoration Plan. These amounts are also reported under the All Other Compensation column (column (g)) in the Summary Compensation Table.

(c)

Amounts reported in this column reflect participant-directed earnings in investment vehicles that are consistent with those offered under the qualified 401(k) Plan, with the exception of Waters common stock, the self-directed Brokeragelink Option, and the Fidelity Managed Income Portfolio. These amounts are not included in the Summary Compensation Table because the earnings are not “above-market” or preferential.

(d)

The aggregate balance amounts under the 401(k) Restoration Plan include deferrals made for prior years. For individuals who were named executive officers in the years in which the deferrals were made, the amount of the deferred compensation was included in such individuals’ compensation as reported in the Summary Compensation Table included in the proxy statement for the applicable year.

All non-qualified deferred compensation contributions made by the named executive officers, or by the Company on behalf of the named executive officers, are made under the 401(k) Restoration Plan. The purpose of the 401(k) Restoration Plan is to allow certain executives and highly compensated employees to defer salary, commissions, and bonus payments to a non-qualified retirement plan in addition to the amount permitted to be deferred under the 401(k) Plan ($22,500 in 2023, or $30,000 if age 50 or older). The 401(k) Restoration Plan is also intended to permit participants to receive the additional matching contributions that they would have been eligible to receive under the 401(k) Plan if the Internal Revenue Service limits on compensation for such plan ($330,000 in 2023) did not apply. Upon termination of employment or retirement from the Company, account balances are distributed according to the payment option and form of payment (e.g., lump sum or installment payments) elected by the participant at time of deferral.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Non-Change of Control Severance-Related Agreements

Under his employment agreement, if Dr. Batra’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or if he resigns for good reason (as defined in the employment agreement), Dr. Batra will be entitled to, subject to his execution and non-revocation of a release of claims and continued compliance with the restrictive covenants contained in the employment agreement, an amount equal to two times the sum of his base salary and target annual incentive compensation opportunity, payable over a period of 24 months following his termination of employment. In addition, Dr. Batra will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health, and dental insurance plans in which Dr. Batra and his dependents were participating immediately prior to the termination of his employment for the 24-month period following the date of such termination. Further, if Dr. Batra’s employment is terminated as a result of his death or disability or is terminated by us without cause or by him for good reason, the sign-on stock options granted to him in 2020 in connection with his commencement of employment with us will vest in full. If Dr. Batra is employed on or after July 1 of the year in which his employment termination occurs, he will also be entitled to a pro-rata annual bonus for such year, based on actual performance. Dr. Batra will be subject to non-competition restrictions for a period of one to two years following the termination of his employment, depending on the circumstances of his termination. Dr. Batra will be subject to non-solicitation restrictions for a period of two years following the termination of his employment. Dr. Batra is subject to a perpetual confidentiality covenant. Further, Dr. Batra will be subject to a perpetual non-disparagement covenant following the termination of his employment upon his execution and non-revocation of the release of claims attached to his employment agreement.

In accordance with Mr. Chaubal’s employment agreement, if Mr. Chaubal’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or if he resigns for good reason (as defined in the employment agreement), Mr. Chaubal will be entitled to receive, subject to his execution of a release of claims and continued compliance with the restrictive covenants contained in the employment agreement, an amount equal to the sum of his base salary and target incentive bonus opportunity for a period of 12 months following his termination of employment. In addition, Mr. Chaubal will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health, and dental insurance plans in which Mr. Chaubal and his dependents were participating immediately prior to the termination of his employment for the 12-month period following the date of such termination. Mr. Chaubal is subject to perpetual confidentiality and non-disparagement covenants. Mr. Chaubal will be subject to non-competition restrictions for a period of one to two years following the termination of his employment, depending on the circumstances of his termination. Mr. Chaubal will be subject to non-solicitation restrictions for a period of two years following the termination of employment.

Ms. Bennett does not have an offer letter or employment agreement with the Company that provides for severance benefits outside the change of control context. Pursuant to her offer letter, Ms. Bennett is subject to non-solicitation restrictions for a period of two years following her termination of employment, and non-competition restrictions for a period of one to two years following her termination of employment, depending on the circumstances of her termination. In addition, Ms. Bennett is subject to perpetual confidentiality and non-disparagement covenants.

On October 27, 2023, Mr. Pratt voluntarily resigned and, as such, was not entitled to any separation benefits or payments in connection with his resignation.

Change of Control Severance-Related Agreements

Each of our named executive officers is party to an Executive Change of Control/Severance Agreement. These agreements provide for double-trigger accelerated equity vesting in connection with a change of control.

Cash Change of Control Severance Benefits

Under the terms of the Executive Change of Control/Severance Agreements with the named executive officers other than Dr. Batra, if the executive’s employment is terminated without cause (as defined in the agreement) or if the executive resigns for good reason (as defined in the agreement), in each case, in certain circumstances, during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), the executive would be entitled to receive the following amounts in a lump sum payment:

•	two times annual base salary;

•	two times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•	an amount equal to the amount the Company would have paid in premiums for 24 months of continued insurance benefit coverage (life, accident, health, and dental).

Under the terms of Dr. Batra’s agreement, if Dr. Batra’s employment is terminated without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement), in each case, in certain circumstances, during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), he would be entitled to receive the following amounts in a lump sum payment:

•	three times annual base salary;

•	three times the greater of the annual accrued incentive plan payment in the year of termination or the target incentive plan payout; and

•	an amount equal to the amount the Company would have paid in premiums for 36 months of continued insurance benefit coverage (life, accident, health, and dental).

The foregoing amounts payable under the agreement are to be reduced by the amount of any severance or similar amounts paid or payable under Dr. Batra’s employment agreement or Mr. Chaubal’s letter agreement, as described above.

Equity-Related Termination and Change of Control Severance Benefits

For stock options and RSUs granted to each of our named executive officers, in the event of a termination of employment without cause or resignation for good reason, in each case, in certain circumstances, within nine months prior or 18 months following a change of control, all of the outstanding and unvested stock options and RSUs held by such individuals will become fully vested and exercisable upon such termination of employment. For stock options and RSUs granted to each of our named executive officers, in the event of a termination of employment due to the executive’s death, all of the outstanding and unvested stock options and RSUs held by such individuals will become fully vested and exercisable upon such termination of employment.

For PSUs granted to each of our named executive officers, if a change of control occurs and the earned PSUs are assumed or continued, or a new award is substituted for the earned PSUs and the named executive officer’s employment is terminated without cause or if the executive resigns for good reason within 18 months following the change of control, the earned PSUs will automatically vest in full. If, in connection with a change of control, the earned PSUs are not assumed or continued, or a new award is not substituted for the earned PSUs, the earned PSUs will automatically vest in full at target. If, the employment of a named executive officer terminates during the performance period of the PSUs due to the executive’s death, or the executive’s retirement, the PSUs will remain eligible to vest based on actual performance and, to the extent vested, will be settled at the end of the performance period or, if earlier, on a change of control, prorated for the number of days within the performance period as of the date of termination. Retirement means a termination of employment (other than for cause or at a time when cause exists) at any time the executive has reached age 60 with 10 years of service with the intention of concluding his or her working or professional career. As of December 31, 2023, none of our named executive officers have satisfied the age and service conditions under the retirement definition.

Other Terms

For purposes of the Executive Change of Control/Severance Agreements, “change of control” generally refers to the closing of a merger, consolidation, liquidation, or reorganization of the Company after which the Company does not represent more than 50% of the resulting entity; the acquisition of more than 50% of the voting stock of the Company; or the sale of substantially all of the Company’s assets.

The Executive Change of Control/Severance Agreements provide that, in the event that a named executive officer is subject to an excise tax under Section 4999 of the Code, he or she will be entitled to the greater of the following amounts, determined on an after-tax basis: (1) all payments that would be payable, without regard to the excise tax imposed under Section 4999 of the Code (the “Transaction Payments”), or (2) the portion of such Transaction Payments that provides the named executive officer with the largest payment possible without the imposition of an excise tax under Section 4999 of the Code.

Potential Post-Termination Payments Table

The following table and footnotes present potential payments to our named executive officers under various circumstances as if the executive’s employment had been terminated on December 31, 2023, the last day of fiscal 2023, and, as indicated below, if a change of control had also occurred on such date. The amounts provided in the table below for Mr. Pratt are the actual amounts payable to him in connection with his termination of employment.

Potential Post-Termination Payments Table
Name	Termination/ Change of Control	Base Salary	Incentive Plan	Benefits	Accelerated Stock Options (c)	Accelerated Restricted Stock Units (d)	Accelerated Performance Stock Units (e)	Total Value of Post- Termination Payments (f)
Udit Batra, Ph.D.	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	$2,200,000(a)	$2,750,000(a)	$51,586(a)	$1,644,574	—	—	$6,646,160
	Disability	—	—	—	$1,644,574	—	—	$1,644,574
	Death	—	—	—	$2,775,295	—	$6,394,634	$9,169,929
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$3,300,000(b)	$4,125,000(b)	$81,162(b)	$2,775,295	—	$9,934,844	$20,216,301

Potential Post-Termination Payments Table
Name	Termination/ Change of Control	Base Salary	Incentive Plan	Benefits	Accelerated Stock Options (c)	Accelerated Restricted Stock Units (d)	Accelerated Performance Stock Units (e)	Total Value of Post- Termination Payments (f)
Amol Chaubal	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	$565,000(a)	$423,750(a)	$25,210(a)	—	—	—	$1,013,960
	Death	—	—	—	$233,217	$487,919	$981,105	$1,702,241
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$1,130,000(b)	$847,500(b)	$50,419(b)	$233,217	$487,919	$1,954,639	$4,703,694
Jianqing Y. Bennett	Involuntary Termination by the Company without Cause or by the Executive for Good Reason	—	—	—	—	—	—	—
	Death	—	—	—	$223,377	$668,337	$756,900	$1,648,614
	Involuntary Termination by the Company without Cause or by Executive for Good Reason Following Change of Control	$1,204,000(b)	$903,000(b)	$50,419(b)	$223,377	$668,337	$1,490,753	$4,539,886
Jonathan M. Pratt	Actual Voluntary Termination of Employment	—	—	—	—	—	—	—

(a)

Represents two times annual base salary, two times target annual incentive bonus award, and the amount the Company would have paid in premiums under the life, health, and dental insurance plans for 24 months for Dr. Batra and his dependents and one times annual base salary, one times target annual incentive bonus award, and the amount the Company would have paid in premiums under the life, health, and dental insurance plans for 12 months for Mr. Chaubal and his dependents, determined based on base salary, target annual incentive bonus opportunity and premium costs, as applicable, as in effect on December 31, 2023.

(b)

Represents three times annual base salary, three times target annual incentive bonus award, and the value of 36 months of benefits continuation for Dr. Batra, and two times annual base salary, two times target annual incentive bonus award, and the value of 24 months of benefits continuation for each of Mr. Chaubal and Ms. Bennett, in each case, determined based on base salary, target annual incentive bonus opportunity and premium costs, as applicable, as in effect of December 31, 2023. Also includes the unvested balance of a qualified medical expense reimbursement plan that would become vested upon change of control.

(c)

Represents the in-the-money value of 100% of the unvested portion of the executive’s stock options upon termination as it relates to a termination of employment in connection with a change in control or death or, for Dr. Batra, the in-the-money value of the unvested portion of Dr. Batra’s sign-on stock options in the event of an involuntary termination of employment by the Company without cause, by him for good reason, or by reason of his disability. The in-the-money stock option value is calculated by multiplying the number of stock options that would have vested upon such employment termination or change of control, as applicable, by the difference between $329.23, the closing price of our common stock on December 31, 2023, and the applicable per share exercise prices of such stock options.

(d)

Represents 100% of the unvested portion of the executive’s RSUs. The value of RSUs is calculated by multiplying the number of RSUs that would have vested upon such employment termination or change of control, as applicable, by $329.23, the closing price of our common stock on December 31, 2023.

(e)

Represents the value of the unvested PSUs assuming the target number of shares vested and became earned on December 31, 2023. The value of the PSUs is calculated by multiplying the target number of units that would have become earned and vested upon such employment termination by $329.23, the closing price of our common stock on December 31, 2023, prorated for the number of days within the performance period as of December 31, 2023, in the case of a termination due to death. The actual amount that can be earned in respect of PSUs will be dependent on actual performance measured at the end of the performance period.

(f)	The table does not give effect to any reduction in payments due to an excise tax imposed under Section 4999 of the Code.

CEO PAY RATIO DISCLOSURE

In accordance with SEC rules, we are required to disclose the ratio of the median of the annual total compensation of all of our employees (other than the CEO) to the annual total compensation of our CEO.

To identify the median of the compensation of all of our employees (other than our CEO) in 2023, we first identified our total employee population as of December 31, 2023, which consisted of 8,074 employees, of which 3,020 employees were located in the United States and 5,054 employees were located in non-U.S. jurisdictions. As permitted by SEC rules, we then excluded all employees (352 total) from the following countries/jurisdictions: Sweden (56), Australia (50), Austria (38), Denmark (33), Malaysia (28), Poland (25), Puerto Rico (21), Hungary (20), Czech Republic (18), Israel (18), Hong Kong (14), United Arab Emirates (11), Portugal (8), Finland (6) and Norway (6). After excluding these employees, our employee population for purposes of identifying the median employee consisted of 7,722 employees, of which 3,020 employees were located in the United States and 4,702 employees were located in non-U.S. jurisdictions. To identify the median of the compensation of all our employees (other than our CEO), we used total cash compensation, including 2023 base salary and actual bonus paid in 2023 in respect of fiscal 2022 performance, with salaries annualized for those permanent employees who did not work for the full year. Reasonable estimates of cash compensation were made for those employees who were hired during 2023 using their 2023 base salary and target bonus amounts. Compensation for non-U.S. employees was converted to U.S. dollars based on average fourth quarter foreign currency exchange rates.

With respect to our median employee, we then identified and calculated the elements of such employee’s compensation for fiscal 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table in the Proxy Statement above. We determined that, for fiscal 2023, (1) the median of the annual total compensation of all of our employees, other than our CEO, was $76,668, and (2) the 2023 annual total compensation of our CEO was $8,742,180. As a result, the estimated ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than our CEO), was approximately 114-to-1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE
As discussed in the section “— Compensation of Directors and Executive Officers” above, our 2023 performance-based compensation (target annual incentive award and grant date value of long-term equity incentives (assuming target performance for PSUs)) represented approximately 89% of the target total direct compensation for our CEO, Dr. Batra, and approximately 78% of the target total direct compensation for all other named executive officers as a group. The table below summarizes the most important measures for determining NEO pay.

Most Important Measures for Determining Named Executive Officer Performance-Based Pay

Adjusted non-GAAP constant currency revenue

Adjusted non-GAAP net income

Relative total shareholder return
Our variable compensation includes annual incentives based on achievement of adjusted non-GAAP
organic constant currency revenue and adjusted
non-GAAP
organic net income performance goals, PSUs are based on our TSR relative to peers and three-year adjusted non-GAAP
constant currency revenue goals and stock options only have value if the price of our common stock appreciates after grant.
The Company has determined that adjusted
non-GAAP
organic net income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company in 2023 to link executive compensation actually paid (“CAP”) to the Company’s named executive officer to Company performance. Adjusted non-GAAP
organic net income promotes executive team alignment, focuses the executive team on operational efficiencies and profitable growth, provides a long-term perspective among executives and drives long-term shareholder value. Adjusted non-GAAP
organic net income is based on net income reported in accordance with GAAP but adjusted to exclude certain charges and credits that the Company considers not directly related to ongoing operations or overall performance of the Company and to exclude the impact of acquisitions made within twelve months of the acquisition close date.
The table below sets forth executive compensation and financial performance disclosures required in accordance with SEC rules. Executive CAP is calculated as prescribed under SEC rules and does not represent compensation in addition to what is disclosed under the section “— Compensation of Directors and Executive Officers” above.

Compensation Actually Paid Table
Year	Summary Compensation Table Total for Current PEO	Compensation Actually Paid to Current PEO	Summary Compensation Table Total for Former PEO	Compensation Actually Paid to Former PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		GAAP Net Income	Adjusted Non- GAAP Organic Net Income
							Total Shareholder Return	Peer Group Total Shareholder Return
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$8,742,180	($1,120,813)	N/A	N/A	$2,344,024	($937,105)	$140.91	$100.82	$642,234,000	$707,035,000
2022	$9,409,550	$10,833,283	N/A	N/A	$2,694,092	$2,823,562	$146.62	$109.38	$707,755,000	$725,192,000
2021	$8,653,559	$19,061,746	N/A	N/A	$2,443,255	$4,095,176	$159.47	$163.56	$692,843,000	$694,658,000
2020	$5,713,517	$6,977,473	$12,232,506	($5,656,107)	$1,919,848	$356,273	$105.89	$132.80	$521,571,000	$565,101,000

(b)
Represents the total from the Summary Compensation Table in each applicable year for Dr. Batra, who has served as the Company’s President and CEO effective September 1, 2020, and Mr. Christopher J. O’Connell, who transitioned from his position as President and CEO of the Company on September 1, 2020 and served as a senior advisor until December 31, 2020.

(c)
Represents the amount of CAP to Dr. Batra and Mr. O’Connell, as applicable, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Batra or Mr. O’Connell during the applicable year and were not considered by the Compensation Committee at the time it made decisions with respect to Dr. Batra’s or Mr. O’Connell’s compensation. See reconciliation below for adjustments made to the Summary Compensation Table to determine CAP for the relevant year.

(d)
Represents the average of the total from the Summary Compensation Table in each applicable year for other named executive officers as a group, other than the principal executive officers (Dr. Batra and Mr. O’Connell). The other named executive officers (excluding Dr. Batra and Mr. O’Connell) included for purposes of calculating the average amounts for each applicable year are as follows: (i) for 2023, Amol Chaubal, Jianqing Y. Bennett and Jonathan M. Pratt; (ii) for 2022, Amol Chaubal, Jianqing Y. Bennett, Jonathan M. Pratt and Keeley A. Aleman; (iii) for 2021, Amol Chaubal, Jianqing Y. Bennett, Belinda G. Hyde, Jonathan M. Pratt and Michael F. Silveira; and (iv) for 2020, Sherry L. Buck, Michael C. Harrington, Ian S. King and Jonathan M. Pratt.

(e)
Represents the average amount of CAP to the other named executive officers as a group (excluding Dr. Batra and Mr. O’Connell), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the other named executive officers as a group (excluding Dr. Batra and Mr. O’Connell) during the applicable year and were not considered by the Compensation Committee at the time it made decisions with respect to the compensation of the other named executive officers. See reconciliation below for adjustments made to the Summary Compensation Table to determine CAP for the relevant year.

(f)
Represents the cumulative total return on $100 invested in the Company’s common stock as of December 31, 2019 (the last day of public trading of the Company’s common stock in fiscal year 2019) through the last day of public trading of the Company’s common stock in the applicable fiscal year for which the cumulative total return is reported on the same basis as is used in Item 201(e) of Regulation
S-K.
The Company has not paid any dividends since its IPO.

(g)
Represents the weighted cumulative total return on $100 invested as of December 31, 2019 (the last day of public trading in fiscal year 2019) through the last day of public trading in the applicable fiscal year for which the cumulative total return is reported on the same basis as is used in Item 201(e) of Regulation
S-K,
weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the SIC Code 3826 Index – Laboratory Analytical Instruments. The return of this index is calculated assuming reinvestment of dividends during the period presented.

(h)	Represents GAAP net income as disclosed in the Waters Corporation Annual Report on Form 10-K for the years ended December 31, 2023, 2022, 2021, and 2020, as applicable.

(i)
Represents adjusted
non-GAAP
organic net income, which is a financial measure that is not prepared in accordance with GAAP. Appendix A to this Proxy Statement defines this and other adjusted non-GAAP
financial measures and reconciles them to the most directly comparable historical GAAP financial measures.

The table below summarizes the reconciliation of compensation from the Summary Compensation Table above to compensation actually paid as calculated under SEC rules. The valuation assumptions used to calculate the fair values of options, RSUs and PSUs include the stock price as of the applicable measuring date and, in the case of PSUs, the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by the Compensation Committee as of the applicable vesting date). Otherwise, the assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair value as of the grant date. The Company does not have a pension plan or equity awards that vest in the same year they are granted.

Reconciliation of Summary Compensation Table to Compensation Actually Paid Table
Executive Officer	Year	Summary Compensation Table Total	Reported Grant Date Value of Equity Awards	Year End Fair Value of Equity Awards Granted During the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested During the Year	Year Over Year Change in Fair Value of Outstanding and Unvested Awards Granted in Prior Years	Amount Deducted for Forfeitures	Compensation Actually Paid
		(a)	(b)	(c)	(d)	(e)	(f)	(g)
Current PEO	2023	$8,742,180	($7,575,236)	$4,113,582	($845,547)	($5,555,792)	—	($1,120,813)
	2022	$9,409,550	($6,294,800)	$8,396,507	($859,208)	$181,234	—	$10,833,283
	2021	$8,653,559	($5,285,282)	$10,507,886	$1,581,675	$3,603,908	—	$19,061,746
	2020	$5,713,517	($4,999,866)	$6,263,822	—	—	—	$6,977,473
Former PEO	2020	$12,232,506	($6,134,183)	—	($697,354)	—	($11,057,076)	($5,656,107)
Average for Non-PEO NEOs	2023	$2,344,024	($1,710,443)	$638,557	($209,848)	($404,372)	($1,595,023)	($937,105)
	2022	$2,694,092	($1,510,829)	$1,962,571	($174,706)	($147,566)	—	$2,823,562
	2021	$2,443,255	($1,384,327)	$2,306,695	$49,978	$679,575	—	$4,095,176
	2020	$1,919,848	($1,269,585)	$952,400	($69,516)	($220,479)	($956,395)	$356,273

(a)	Represents the total from the Summary Compensation Table in each applicable year.

(b)	The grant date fair value of equity awards represents the total amounts reported in the “Stock Awards” and “Options Awards” columns in the Summary Compensation Table for the applicable year.

(c)
Represents the
year-end
fair value of equity awards granted in the applicable year that are outstanding and unvested as of the end of the year. Amounts included in this column, with respect to PSUs, represent the probability of achievement at each valuation date.

(d)
Represents the fair value of equity awards that vested during the applicable year on the date of vesting as compared with the fair value at the beginning of the applicable fiscal year. Amounts included in this column, with respect to PSUs, represent the probability of achievement at each valuation date.

(e)
Represents the change in fair value as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year. Amounts included in this column, with respect to PSUs, represent the probability of achievement at each valuation date.

(f)
Represents the fair value of equity awards forfeited during the applicable year as recomputed in accordance with FASB ASC Topic 718 on the date of forfeiture as compared with the fair value at the beginning of the applicable fiscal year.

(g)	Represents the total CAP from the Compensation Actually Paid Table.
Narrative Disclosure to the Compensation Actually Paid Table and the Reconciliation of Summary Compensation Table to Compensation Actually Paid Table
The cumulative total return of the Company’s common stock on December 31, 2023 as compared to December 31, 2019 was 141% as compared to 101% for the peer group presented for this purpose (the SIC Code 3826 Index – Laboratory Analytical Instruments).

The following graph compares CAP to the Company’s TSR, the peer group TSR and GAAP and adjusted non-GAAP
organic net income for the years ended December 31, 2023, 2022, 2021 and 2020.

Overall, the Company believes that the performance measures utilized in our incentive programs have appropriate alignment to the Company’s financial performance so that pay for performance incentivizes sustainable shareholder value creation.
The amount of CAP to Dr. Batra (and Mr. O’Connell, as applicable) and the average amount of CAP to the other named executive officers as a group (excluding Dr. Batra and Mr. O’Connell) is generally aligned with the Company’s cumulative TSR over the four years presented in the table. CAP is significantly impacted by changes in our stock price due to the fact that long-term equity incentives generally comprise more than 50% of our annual target total direct compensation for named executive officers and CAP includes the change in fair value for all equity awards that were outstanding and unvested at year-end
or awards that vested during the year.
Non-qualified
stock options and RSUs granted to our named executive officers generally vest over a period of five years, while PSUs vest after the three-year performance period; therefore, CAP for a given year may include up to five years of equity awards, depending on an executive officer’s tenure, awards granted and applicable vesting periods. Furthermore, CAP will increase over the years for executive officers that have joined the Company within the last five years, as in the case of our recent new leadership, because the number of equity grants with open vesting periods held by the executive officer will increase each year until he or she reaches the maximum number of annual grants that remain unvested. In addition, CAP will be lower when an executive officer forfeits equity awards on a termination of service, as in the case of Mr. O’Connell and Ms. Buck at the end of 2020 and Mr. Pratt in 2023. In general, CAP increases when the Company’s stock price increases as compared with the prior year end and decreases when the Company’s stock price decreases as compared with the prior year end.
The amount of CAP to Dr. Batra (and Mr. O’Connell, as applicable) and the average amount of CAP to the named executive officers as a group (excluding Dr. Batra and Mr. O’Connell) is generally aligned with the Company’s net income over the four years presented in the table. The Company believes that net income growth drives shareholder value and, therefore, has included an adjusted non-GAAP
organic net income metric (weighted 50%) under the AIP and has chosen this as the Company Selected Measure for 2023. AIP generally represents
14%-20%
of our annual target total direct compensation.

DIRECTOR COMPENSATION

The table below summarizes the compensation for the Company’s non-employee Directors in the last fiscal year. Dr. Batra did not receive any compensation for his service as a director during 2023. The compensation Dr. Batra received in respect of his employment is included in the Summary Compensation Table in the Compensation Discussion and Analysis above.

Director Compensation Fiscal Year 2023

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)

	(a)	(b)	(c)

Linda Baddour	$115,000	$109,898	$109,958	$334,856

Daniel J. Brennan	$101,500	$109,898	$109,958	$321,356

Edward Conard (resigned May 2023)	$44,709	$109,898	$109,958	$264,565

Richard Fearon (appointed March 2023)	$72,972	$91,427	$91,642	$256,041

Pearl Huang, Ph.D.	$102,500	$109,898	$109,958	$322,356

Wei Jiang	$88,000	$109,898	$109,958	$307,856

Christopher A. Kuebler	$109,000	$109,898	$109,958	$328,856

Dr. Flemming Ornskov, M.D., M.P.H.	$260,500	$109,898	$109,958	$480,356

Mark P. Vergnano	$92,500	$109,898	$109,958	$312,356

(a)	Reflects Board and committee retainers and meeting fees earned in 2023, including any amounts elected to be deferred, without regard to any such election.

In 2023, Mr. Kuebler elected to defer his retainer and fees into a cash-denominated account. Messrs. Conard and Jiang and Dr. Huang elected to defer their 2023 retainers and fees in stock units as summarized in the table below.

Name	Fees Deferred in 2023		Aggregate Stock Unit Balance at Last FYE (#)
	Amount ($)	Number of Shares (#)

Edward Conard	$44,709	143.85	—

Pearl Huang, Ph.D.	$102,500	355.89	925.37

Wei Jiang	$88,000	306.37	668.05

Christopher A. Kuebler	—	—	3,278.74

Dr. Flemming Ornskov, M.D., M.P.H.	—	—	822.16

(b)

The amounts set forth in this column reflect the aggregate grant date fair value of restricted stock granted to our directors in 2023, computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are disclosed in Note 14 to the Annual Report. Ms. Baddour, Messrs. Brennan, Conard, Jiang, Kuebler and Vergnano and Drs. Huang and Ornskov were each granted 318 shares of restricted stock on January 3, 2023, with a grant date fair value of $345.59 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of January 3, 2024. Mr. Fearon was granted 302 shares of restricted stock on March 27, 2023, with a grant date fair value of $302.74 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of March 27, 2024. Each of these restricted share grants was outstanding and held by the Directors on December 31, 2023, with the exception of Mr. Conard, who resigned from the Board in May 2023 and forfeited his unvested restricted stock as of his resignation date.

(c)

Ms. Baddour, Messrs. Brennan, Conard, Jiang, Kuebler and Vergnano and Drs. Huang and Ornskov were each granted 827 non-qualified stock options on January 3, 2023, with an exercise price of $345.59 (which reflects the closing price of the Company’s common stock on the date of grant), and a vesting date of January 3, 2024. Mr. Fearon was granted 764 non-qualified stock options on March 27, 2023, with an exercise price of $302.74 per share (which reflects the closing price of the Company’s common stock on the date of grant) and a vesting date of March 27, 2024. The amounts set forth in this column reflect the aggregate grant date fair value of non-qualified stock options, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used to calculate these amounts are disclosed in Note 14 to the Annual Report. Mr. Conard received a grant in January 2023 but forfeited his unvested stock options when he resigned in May 2023. The outstanding stock options held by Ms. Baddour, Messrs. Brennan, Conard, Fearon, Jiang, Kuebler and Vergnano and Drs. Huang and Ornskov on December 31, 2023, were 5,263, 971, 19,775, 764, 2,347, 20,602, 971, 3,162 and 12,257 options, respectively.

Narrative to Director Compensation Table

For 2023, cash compensation for the Board of Directors remained consistent with 2022, with the exception of the committee chair retainer for the Compensation Committee, which was increased from $12,500 in 2022 to $15,000 in 2023. This increase was made following a review of market data and to align to peer practice, as described below.

For 2023, the annual retainer for each non-employee Director was $70,000, paid in quarterly installments, and a $1,500 fee for each Board and committee meeting attended. The annual Chair retainer was $150,000 per year, paid in quarterly installments. The non-employee Chair is eligible for both the annual retainer for non-employee Directors and the annual Chair retainer and is also eligible for additional committee chair retainers and committee fees. For 2023, the annual retainer for the Science and Technology Committee Chair was $10,000 and the annual retainers for the Audit and Finance Committee Chair, Compensation Committee Chair and the Nominating and Corporate Governance Committee Chair were $15,000.

The annual Director equity awards granted on the first business day in January 2023 had a grant date fair value of approximately $220,000, with 50% of the value in the form of restricted stock and 50% in the form of non-qualified stock options. The number of non-qualified stock options was determined based on the Black-Scholes value on the date of grant. Both the restricted stock and non-qualified stock option grants to Directors have a one-year vesting term. In addition, the restricted stock and non-qualified stock option grant agreements provide for acceleration of any unvested awards upon the death of a Director while in service or in the event of a change of control. The per share exercise price of the annual stock option grant was equal to the closing price of the Company’s common stock on the grant date ($345.59 per share).

Mr. Fearon received an equity award grant upon his appointment to the Board, with 50% of the value in the form of restricted stock and 50% in the form of non-qualified stock options. The number of non-qualified stock options was determined based on the Black-Scholes value on the date of grant. Both the restricted stock and non-qualified stock option grants have a one-year vesting term and provide for acceleration of any unvested awards upon the death of a Director while in service or in the event of a change of control. The per share exercise price of the stock option grant for Mr. Fearon was equal to the closing price of the Company’s common stock on the grant date ($302.74 per share).

All Directors are also reimbursed for expenses incurred in connection with their attendance at meetings. Directors who are full-time employees of the Company receive no additional compensation or benefits for service on the Board or its committees.

The Compensation Committee utilizes Pearl Meyer to provide advice on the structure of our Director compensation program. Pearl Meyer and the Compensation Committee utilize sources of data consistent with that used for the executive compensation assessment, which include the industry peer group of 17 publicly traded companies described above in the Compensation Discussion and Analysis.

The Company also sponsors the 1996 Non-Employee Director Deferred Compensation Plan, which provides non-employee Directors with the opportunity to defer 100% of retainer, meeting, and committee fees. Fees may be deferred to a cash-denominated account or invested in Company common stock units. If a Director elects to defer his or her fees in Company common stock units, the amount deferred is converted into common stock units by dividing the amount of fees payable by the average stock price of the Company’s common stock for the fiscal quarter. Fees deferred to a cash-denominated account are credited with an interest rate equal to the lesser of the Prime Rate plus 50 basis points or the maximum rate of interest that may be used without being treated as an “above market” interest rate under the SEC guidelines. In 2023, Messrs. Conard and Jiang and Dr. Huang elected to defer fees into Company common stock units and Mr. Kuebler elected to defer his fees to a cash-denominated account. Mr. Conard had previously elected to receive his fees deferred in Company common stock units upon cessation of service and, as a result of his resignation in May 2023, received 23,359 shares, which represent the balance of his fees deferred in common stock units.

PROPOSAL 4 — AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW

We are seeking shareholder approval to amend the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law (the “Proposed Amendment”).

Purpose and Effect of the Proposed Amendment

Effective August 1, 2022, Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) was amended to authorize corporations to adopt a provision in their certificate of incorporation to eliminate or limit monetary liability of certain corporate officers for breach of the fiduciary duty of care. Previously, the DGCL allowed only exculpation of directors for breach of the fiduciary duty of care. As amended, Section 102(b)(7) of the DGCL authorizes corporations to provide for exculpation of the following officers: (i) the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) “named executive officers” identified in the corporation’s SEC filings, and (iii) other individuals who have agreed to be identified as officers of the corporation.

Section 102(b)(7) of the DGCL, as amended, only permits, and the Proposed Amendment would only permit, the exculpation of certain officers in connection with direct claims brought by shareholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by shareholders in the name of the Company. In addition, as is currently the case with directors under the Certificate of Incorporation, the Proposed Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its shareholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit. Article EIGHTH in the Certificate of Incorporation currently provides for the exculpation of directors, but does not include a provision that allows for the exculpation of officers.

Overview of the Proposed Amendment

As discussed above, Article EIGHTH in the Certificate of Incorporation currently provides for the exculpation of directors. This proposal requests that shareholders approve an amendment to the Certificate of Incorporation to extend the exculpation provision to certain of our officers as permitted by DGCL Section 102(b)(7), as amended, by amending Article EIGHTH to read in its entirety as follows:

“To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable. No amendment to or repeal of this provision shall apply to, or have any effect on, the liability or alleged liability of any Director or officer for, or with respect to, any acts or omissions of such Director or officer occurring prior to such amendment or repeal.”

Reasons for the Proposed Amendment

The Board believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current officers from accepting or continuing service with the Company. As with directors, officers frequently must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight. This is especially the case in the current litigious environment where shareholder plaintiffs have employed a tactic of bringing certain claims against officers that would otherwise be exculpated if brought against directors to avoid dismissal of such claims. The Proposed Amendment would align the protections for our officers with those protections currently afforded to our directors. In addition, the Board believes the Proposed Amendment would better position the Company to attract top officer candidates. In the absence of this exculpatory protection, qualified officers might be deterred from serving as officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit. We expect our peers to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation, and failing to adopt the Proposed Amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

The Board also took into account the narrow class and type of claims from which such officers would be exculpated from liability pursuant to DGCL Section 102(b)(7), as amended, the limited number of our officers that would be impacted, and the benefits the Board believes would accrue to the Company by providing exculpation in accordance with DGCL Section 102(b)(7), as amended, including the ability to further enable our officers to best exercise their business judgment in furtherance of shareholder interests.

After weighing these considerations, upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved and declared it advisable to adopt, subject to shareholder approval, the Proposed Amendment to provide for exculpation of certain officers of the Company as permitted by recent amendments to Delaware law.

Additional Information

If this proposal is not approved by a majority of the shares of our common stock outstanding, then the Proposed Amendment will not be approved and will not be implemented or become effective. The vote on the Proposed Amendment is binding. Approval of this proposal will constitute approval of the Proposed Amendment.

If this proposal is approved, the Company intends to file the Proposed Amendment with the Secretary of State of the State of Delaware, and the Proposed Amendment will become effective at the time of that filing. The Board may, at any time prior to the effectiveness of the Proposed Amendment, abandon the Proposed Amendment without further action by the shareholders or the Board (even if the requisite shareholder vote is obtained).

Required Vote and Recommendation of the Board of Directors

Approval of this proposal requires a majority of the shares of our common stock outstanding on the Record Date. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present and will have the same effect as votes against this proposal. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW.

PROPOSAL 5 — OTHER BUSINESS

The Board does not know of any other business to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding beneficial ownership of common stock as of March 25, 2024 by (i) each person or entity who is known to the Company to beneficially own five percent or more of the common stock, (ii) each of the Company’s Directors, director nominees, and named executive officers and (iii) all of the Company’s Directors, director nominees, and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Common Stock(1)

5% Shareholders

The Vanguard Group, Inc.(2)	6,837,662	[11.5	]%

BlackRock, Inc.(3)	5,635,156	[9.5	]%

Fundsmith LLP(4)	4,935,371	[8.3	]%

The Bank of New York Mellon Corporation (and affiliates)(5)	3,651,167	[6.2	]%

Massachusetts Financial Services Company(6)	3,054,938	[5.2	]%

Directors and Named Executive Officers

Udit Batra, Ph.D. (7)	130,375	*

Linda Baddour (7)	7,513	*

Jianqing Bennett (7)	22,784	*

Dan Brennan	1,677	*

Amol Chaubal (7)	28,095	*

Richard Fearon	1,417	*

Pearl S. Huang, Ph.D (7)(8)	4,554	*

Wei Jiang (7)(8)	2,347	*

Christopher A. Kuebler (7)(8)	35,318	*

Dr. Flemming Ornskov, M.D., M.P.H.(7)(8)	16,566	*

Jonathan M. Pratt(7)	0	*

Mark P. Vergnano	4,862	*

All Directors and Executive Officers as a group (13 persons)	487,289	*

*	Represents less than 1% of the total number of the issued and outstanding shares of common stock.

(1)

Percentages are based upon [   ] shares of common stock outstanding as of March 25, 2024. The figures assume exercise by only the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group which are exercisable within 60 days of March 25, 2024. The Directors and Executive Officers included in the group are those who were serving in such roles on March 25, 2024.

(2)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Vanguard Group, Inc. based on information set forth in Schedule 13G/A filed with the SEC on February 13, 2024. The Schedule 13G/A indicates that the Vanguard Group, Inc. was the beneficial owner with sole dispositive power as to 6,583,192 shares, shared dispositive power as to 254,470 shares, sole voting power as to zero shares, and shared voting power as to 78,415 of the shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by BlackRock, Inc. based on information set forth in Schedule 13G/A filed with the SEC on January 24, 2024. The Schedule 13G/A indicates that Blackrock, Inc. was the beneficial owner with sole dispositive power as to 5,635,156 shares, shared dispositive power as to zero shares, sole voting power as to 5,124,856 shares, and shared voting power as to zero shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Fundsmith LLP based on information set forth in Schedule 13G/A filed with the SEC on February 14, 2024. The Schedule 13G indicates that Fundsmith LLP was the beneficial owner with sole dispositive power as to 4,935,371 shares, shared dispositive power as to zero shares, sole voting power as to 4,917,502 shares and shared voting power as to zero shares. The address of Fundsmith LLP is 33 Cavendish Square, London, UK, W1G 0PW.

(5)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by The Bank of New York Mellon Corporation based on information set forth in Schedule 13G/A filed with the SEC on January 24, 2024. The Schedule 13G/A indicates that (i) The Bank of New York Mellon Corporation was the beneficial owner with sole dispositive power as to 2,912,772 shares, shared dispositive power as to 545,572 shares, sole voting power as to 2,618,084 shares, and shared voting power as to 215 shares; (ii) BNY Mellon IHC, LLC was the beneficial owner with sole dispositive power as to 2,708,024 shares, shared dispositive power as to 524,357 shares, sole voting power as to 2,432,568 shares, and shared voting power as to zero shares; (iii) MBC Investments Corporation was the beneficial owner with sole dispositive power as to 2,708,024 shares, shared dispositive power as to 524,357 shares, sole voting power as to 2,432,568 shares, and shared voting power as to zero shares; (iv) BNY Mellon Investment Management (Jersey) Limited was the beneficial owner with sole dispositive power as to 2,460,511 shares, shared dispositive power as to 507,711 shares, sole voting power as to 2,238,542 shares, and shared voting power as to zero shares; (v) BNY Mellon Investment Management Europe Holdings Limited was the beneficial owner with sole dispositive power as to 2,460,511 shares, shared dispositive power as to 507,711 shares, sole voting power as to 2,238,542 shares, and shared voting power as to zero shares; (vi) BNY Mellon International Asset Management Group Limited was the beneficial owner with sole dispositive power as to 2,460,511 shares, shared dispositive power as to 507,711 shares, sole voting power as to 2,238,542 shares, and shared voting power as to zero shares; (vii) BNY Mellon International Asset Management (Holdings) Limited was the beneficial owner with sole dispositive power as to 2,460,511 shares, shared dispositive power as to 507,711 shares, sole voting power as to 2,238,542 shares, and shared voting power as to zero shares; (viii) BNY Mellon International Asset Management (Holdings) No. 1 Limited was the beneficial owner with sole dispositive power as to zero shares, shared dispositive power as to zero shares, sole voting power as to zero shares, and shared voting power as to zero shares; and (ix) Walter Scott and Partners Limited was the beneficial owner with sole dispositive power as to 2,460,511 shares, shared dispositive power as to 507,711 shares, sole voting power as to 2,238,542 shares, and shared voting power as to zero shares. The address of each of the foregoing entities is c/o The Bank of New York Mellon Corporation, 240 Greenwich Street, New York, New York 10286.

(6)

Amounts shown reflect the aggregate number of shares of common stock beneficially owned by Massachusetts Financial Services Company based on information set forth in Schedule 13G filed with the SEC on February 9, 2024. The Schedule 13G indicates that Massachusetts Financial Services Company was the beneficial owner with sole dispositive power as to 3,054,938 shares, shared dispositive power as to zero shares, sole voting power as to 1,967,002 shares and shared voting power as to zero shares. The address of Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, MA 02199.

(7)

Includes share amounts which the named individuals have the right to acquire through the exercise of options which are exercisable within 60 days of March 25, 2024 as follows: Dr. Batra: 130,375, Ms. Bennett: 22,784, Ms. Baddour: 7,513, Mr. Brennan: 1,677, Mr. Chaubal: 28,095, Mr. Fearon: 1,417, Dr. Huang: 4,554, Mr. Jiang: 3,447, Mr. Kuebler: 35,318, Dr. Ornskov: 16,566, Mr. Pratt: 0, and Mr. Vergnano: 4,862.

(8)

Excludes deferred compensation in the form of phantom stock, receipt of which may be, at the election of the Director, on a specified date at least six months in the future or upon his or her cessation of service as a Director of the Company.]

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2023 with the SEC on February 27, 2024. The Annual Report, including all exhibits, can also be found on the Company’s website (https://www.waters.com) and can be downloaded free of charge. Paper copies of the Annual Report, including the financial statements and schedules, may be obtained without charge from the Company. Paper copies of exhibits to the Annual Report are available, but a reasonable fee per page will be charged to the requesting shareholder. Shareholders may make requests in writing to the attention of the Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757, calling the Director of Investor Relations of Waters at (508) 482-3448 or emailing investor_relations@waters.com.

SHAREHOLDER PROPOSALS FOR THE 2025 ANNUAL MEETING

Shareholder Proposals for Inclusion in the Proxy Statement for the 2025 Annual Meeting

If a shareholder wishes to have a proposal formally considered at the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and included in the Company’s proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company at the Company’s principal executive offices at 34 Maple Street, Milford, Massachusetts 01757 by no later than December 13, 2024, and the proposal must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

Director Nominations for Inclusion in the Proxy Statement for the 2025 Annual Meeting

The Board has adopted a proxy access provision in the Bylaws that allows an eligible shareholder or group of up to 20 shareholders owning at least 3% of our common stock continuously for three years to nominate up to two individuals or 20% of the Board, whichever is greater, for election at the 2025 Annual Meeting, and to have those individuals included in our proxy statement for that meeting. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the proxy statement for the 2025 Annual Meeting pursuant to these proxy access provisions in Article I, Section 11 of the Bylaws, notice must be received by the Secretary of the Company at the Company’s principal executive offices no earlier than November 13, 2024 and no later than December 13, 2024 (subject to adjustment as described in the Bylaws), and the nomination must otherwise comply with the Bylaws.

Other Proposals or Director Nominations for Presentation at the 2025 Annual Meeting

If a shareholder wishes to present other business or nominate a director candidate at the 2025 Annual Meeting, notice must be received by the Secretary of the Company at the Company’s principal executive offices no earlier than January 23, 2025 and no later than February 21, 2025 (subject to adjustment as described in the Bylaws). Any such notice must include the information specified in the Bylaws.

In addition to satisfying the requirements of our Bylaws, including the notice deadlines set forth above and therein, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

SHAREHOLDERS SHARING AN ADDRESS

Only one copy of our Annual Report, Proxy Statement, or Notice (as defined below) is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the shareholders.

We will undertake to deliver promptly upon written or oral request a separate copy of our Annual Report, Proxy Statement, or Notice to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report, Proxy Statement, or Notice, or if two shareholders sharing an address have received two copies of any of these documents and desire to only receive one in the future, you may write to the Director of Investor Relations at our principal executive offices at 34 Maple Street, Milford, Massachusetts 01757, call the Director of Investor Relations of Waters at (508) 482-3448, or email investor_relations@waters.com.

USER’S GUIDE

INFORMATION CONCERNING SOLICITATION AND VOTING

Date, Time, and Place of the Annual Meeting; Shareholder Questions

The Annual Meeting will be held on May 23, 2024 at 9:00 a.m., Eastern Time. The Annual Meeting will be a virtual meeting held exclusively via the Internet; you will not be able to attend the Annual Meeting in person. In order to attend and, potentially, to submit questions, you must register at www.proxydocs.com/wat. After you register, you will receive instructions via email, including your unique links that will allow you access to the Annual Meeting.

Our virtual Annual Meeting will allow shareholders to submit questions in two ways, both of which require that you be registered to attend the Annual Meeting. First, using your unique links provided at registration, shareholders may submit questions in advance of the Annual Meeting. Second, while viewing the Annual Meeting, shareholders may submit real-time questions via viewscreen.

During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by shareholders. We will answer as many shareholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

We believe that hosting a virtual meeting is in the best interests of the Company and its shareholders and enables increased shareholder attendance and participation because shareholders can participate from any location around the world.

Solicitation

This Proxy Statement is being furnished by the Board in connection with its solicitation of Proxies for use at the Annual Meeting. Solicitation of Proxies, which is being made by the Board, may be made through officers and regular employees of the Company by telephone or by oral communications with shareholders following the original solicitation. No additional compensation will be paid to officers or regular employees for such Proxy solicitation. The Company has retained Alliance Advisors, LLC to conduct a broker solicitation for a fee of $15,000, plus reasonable out-of-pocket expenses. Expenses incurred in connection with the solicitation of Proxies will be borne by the Company.

Voting Matters

The representation in person or by Proxy of a majority of the outstanding shares of common stock of the Company, par value $0.01 per share (the “common stock”), entitled to vote at the Annual Meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Shares can only be voted if a shareholder is present via web conference, has voted via the Internet or by telephone, or is represented by a properly signed Proxy. Each shareholder’s vote is very important. Whether or not you plan to attend the Annual Meeting via web conference, please vote over the Internet or by telephone or sign and promptly return the Proxy card, which requires no additional postage if mailed in the United States. All signed and returned Proxies will be counted towards establishing a quorum for the Annual Meeting, regardless of how the shares are voted.

Shares represented by Proxy will be voted in accordance with your instructions. You may specify how you want your shares to be voted by voting on the Internet, by telephone, or by marking the appropriate box on the Proxy card. If your Proxy card is signed and returned without specifying how you want your shares to be voted, your shares will be voted as recommended by the Board, or as the individuals named as Proxy holders deem advisable on all other matters as may properly come before the Annual Meeting. The Proxy will be voted at the Annual Meeting if the signer of the Proxy was a shareholder of record on March 25, 2024 (the “Record Date”).

Any shareholder voting by Proxy has the power to revoke the Proxy prior to its exercise either by voting electronically at the Annual Meeting, by executing a later-dated Proxy or by delivering a signed written notice of the revocation to the Company, c/o Secretary, at 34 Maple Street, Milford, MA 01757 before the Annual Meeting begins.

As of the Record Date, there were [   ] shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There are no cumulative voting rights. For ten days prior to the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s principal executive offices at 34 Maple Street, Milford, MA 01757 for proper purposes relating to the Annual Meeting. During the Annual Meeting, such list will be available for inspection upon request.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting via web conference. Shareholders have three options for submitting their votes: (1) via the Internet, (2) by phone, or (3) by mail using a paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient for you, and it saves the Company significant postage and processing costs. In addition, when you vote via the Internet or by telephone prior to the Annual Meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Refer to your Notice or the email you received for electronic delivery of the Proxy Statement for further instructions on voting.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
https://www.proxypush.com/wat	866-307-0858	Mark, sign, and date the proxy card and return it in the enclosed postage-paid envelope.

24 hours a day/7 days a week	Toll-free 24 hours a day/7 days a week

Use the Internet to vote your Proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your Proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download the Proxy Statement and Annual Report at https://www.proxydocs.com/wat.

ELECTRONIC DELIVERY OF WATERS SHAREHOLDER COMMUNICATIONS

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by SEC rules, Waters is making this Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. On April 12, 2024, we mailed the Notice to our shareholders, which contains instructions on how to access this Proxy Statement and our Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or via web conference at the Annual Meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

The Proxy Statement and Annual Report are available at https://www.proxydocs.com/wat.

Whether or not you expect to attend the Annual Meeting via web conference, we urge you to vote your shares by phone, via the Internet, or, if you receive a paper copy of the Proxy Statement and Annual Report, by signing, dating, and returning the proxy card by mail at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

APPENDIX A

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP FINANCIAL MEASURES

This proxy statement contains various financial measures for the determination of management incentive compensation, such as constant currency growth rate, organic constant currency growth rate, and adjusted non-GAAP organic net income, among others, which are considered “non-GAAP” financial measures under applicable U.S. Securities and Exchange Commission rules and regulations. The Company defines organic financial measures as a financial measure that excludes the impact of acquisitions made within twelve months of the acquisition close date. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. The non-GAAP financial measures used in this proxy statement adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting the Company’s business. Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures found in this proxy statement to the most directly comparable GAAP financial measures are included in the tables below. Additional non-GAAP information can be found on the Company’s website www.waters.com in the Investor Relations section.

Reconciliations of GAAP to Adjusted Non-GAAP Revenue Growth Rates

Reconciliation of GAAP to Adjusted Non-GAAP Organic Constant Currency Revenue Growth Rate

(In thousands)	2023 as compared to 2022

GAAP revenue growth rate	(1%)

Adjustments:

Impact of currency (a)	1%

Impact of acquisitions (b)	(3%)

Adjusted non-GAAP organic constant currency revenue growth rate	(2%)

Reconciliation of GAAP to Adjusted Three-Year Non-GAAP Constant Currency Revenue Growth Rate

(In thousands)	2023 Three-Year Compound Annual Growth Rate

GAAP revenue growth rate	8%

Adjustments:

Impact of currency (a)	1%

Adjusted non-GAAP constant currency revenue growth rate	9%

(a)	The impact of currency excludes the impact of foreign currency exchange rates during the period.

(b)	The impact of acquisitions excludes revenues from acquisitions made within twelve months of the acquisition close date.

Reconciliation of GAAP to Adjusted Non-GAAP Organic Net Income

Reconciliation of GAAP to Adjusted Non-GAAP Organic Net Income

(In thousands)	2023	2022	2021	2020

GAAP net income	$642,234	$707,755	$692,843	$521,571

Adjustments:

Purchased intangibles amortization (a)	24,800	4,905	5,526	8,485

Restructuring costs and certain other items (b)	22,270	4,092	(1,590)	25,600

Acquisition related costs (c)	10,600	—	—	—

Retention bonus obligation (d)	14,282	—	—	—

Acquired in-process research and development (e)	—	7,446	—	—

Litigation provision and settlement (f)	—	—	(4,242)	897

Pension expenses (g)	—	—	(220)	164

Asset impairment (h)	—	—	—	5,765

Certain income tax items (i)	(17,651)	994	2,341	2,619

Adjusted non-GAAP net income	$696,535	$725,192	$694,658	$565,101

Impact of acquisitions (j)	10,500	—	—	—

Adjusted non-GAAP organic net income	$707,035	$725,192	$694,658	$565,101

(a)

The purchased intangibles amortization, a non-cash expense, was excluded to be consistent with how management evaluates the performance of its core business against historical operating results and the operating results of competitors over periods of time.

(b)

Restructuring costs and certain other items were excluded as the Company believes that the cost to consolidate operations, reduce overhead, and certain other income or expense items are not normal and do not represent future ongoing business expenses of a specific function or geographic location of the Company.

(c)

Acquisition related costs include all incremental expenses incurred, such as advisory, legal, accounting, tax, valuation, and other professional fees. The Company believes that these costs are not normal and do not represent future ongoing business expenses.

(d)

In connection with the Wyatt acquisition, the Company started to recognize a two-year retention bonus obligation that is contingent upon the employee’s providing future service and continued employment with Waters. The Company believes that these costs are not normal and do not represent future ongoing business expenses.

(e)

Acquired in-process research and development was excluded as it relates to the cost of a licensing arrangement for charge detection mass spectrometry that the Company believes is unusual and not indicative of its normal business operations.

(f)	Litigation settlement gains and provisions were excluded as these items are isolated, unpredictable and not expected to recur regularly.

(g)	The pension settlement and curtailment expenses associated with certain defined benefit pension plans were excluded as the Company believes these expenses are not indicative of normal operating costs.

(h)

The asset impairment, a non-cash expense, is a one-time charge related to the write-off of certain intangible assets and a contingent consideration liability that were both associated with a previous acquisition. The asset impairment was excluded as the Company does not believe these expenses are indicative of normal operating costs.

(i)

Certain income tax items were excluded as these non-cash expenses and benefits represent updates in management’s assessment of ongoing examinations, tax audit settlements, or other tax items that are not indicative of the Company’s normal or future income tax expense.

(j)

The impact of acquisitions in 2023 excludes revenues; operating expenses, interest expense and income taxes related to acquisitions made within twelve months of the acquisition close date. The impact of acquisitions prior to 2023 were immaterial.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Waters Corporation Annual Meeting of Shareholders For Shareholders of record as of March 25, 2024 Thursday, May 23, 2024 9:00 AM, Eastern Time Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/WAT for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:00 AM, Eastern Time May 23, 2024. Internet: • www.proxypush.com/WAT • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-307-0858 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions Mail: • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/WAT. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Keeley A. Aleman and Udit Batra (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Waters Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. If you hold shares in any Employee Stock Purchase Plan, or 401(k) savings plan of the Company (the “Plans”), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 5:00 P.M., Eastern Time, May 20, 2024, or if no choice is specified, will be voted by an independent fiduciary. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Waters Corporation Annual Meeting of Shareholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3 AND 4 BOARD OF DIRECTO RS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect directors to serve for the ensuing year and until their successors are elected; FOR AGAINST ABSTAIN 1.01 Dr. Flemming Ornskov, M.D., M.P.H. FOR 1.02 Linda Baddour FOR 1.03 Udit Batra, Ph.D. FOR 1.04 Dan Brennan FOR 1.05 Richard Fearon FOR 1.06 Pearl S. Huang, Ph.D. FOR 1.07 Wei Jiang FOR 1.08 Christopher A. Kuebler FOR 1.09 Mark Vergnano FOR FOR AGAINST ABSTAIN 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered FOR public accounting firm for the fiscal year ending December 31, 2024; 3. To approve, by non-binding vote, executive compensation; FOR 4. To amend the Company’s certificate of incorporation to provide for exculpation of certain officers FOR of the Company as permitted by recent amendments to Delaware law; and 5. To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof. You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/WAT. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date